SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES

EXCHANGE ACT OF 1934

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐  Preliminary Proxy Statement

☐  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)

☑  Definitive Proxy Statement

☐  Definitive Additional Materials

☐  Soliciting Material Pursuant to Rule 14a-12

AMKOR TECHNOLOGY, INC.

(Name of Registrant as Specified In Its Charter)

(Names of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑  No fee required.

☐  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

1900 South Price Road

Chandler, Arizona 85286

April 5, 2013

To Our Stockholders:

You are cordially invited to attend the Annual Meeting of Stockholders of Amkor Technology, Inc. The Annual Meeting will be held on Wednesday, May 8, 2013 at 9:00 a.m., at the Hilton Phoenix Chandler, located at 2929 W. Frye Road, Chandler, Arizona, telephone number (480) 899-7400.

The actions expected to be taken at the Annual Meeting are described in detail in the attached Proxy Statement and Notice of Annual Meeting of Stockholders.

We also encourage you to read our Annual Report. It includes information about our company, as well as our audited financial statements. A copy of our Annual Report was previously sent to you or is included with this Proxy Statement.

Please use this opportunity to take part in the affairs of Amkor by voting on the business to come before this meeting. Whether or not you plan to attend the meeting in person, please complete, sign, date and return the accompanying proxy in the enclosed postage-prepaid envelope or submit your proxy by internet or telephone to ensure that your shares are represented at the Annual Meeting. Returning the proxy does NOT deprive you of your right to attend the meeting and to vote your shares in person for the matters to be acted upon at the meeting.

Thank you for your continuing support.

Sincerely,

James J. Kim

Executive Chairman of the Board

AMKOR TECHNOLOGY, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held on May 8, 2013

Dear Amkor Stockholder:

On Wednesday, May 8, 2013, Amkor Technology, Inc., a Delaware corporation, will hold its 2013 Annual Meeting of Stockholders at the Hilton Phoenix Chandler located at 2929 W. Frye Road, Chandler, Arizona, telephone number (480) 899-7400. The meeting will begin at 9:00 a.m.

Only stockholders of record who held shares of Amkor common stock at the close of business on March 15, 2013 may vote at this meeting or any adjournments or postponements that may take place. A complete list of stockholders entitled to vote at the Annual Meeting will be available for examination by the stockholders for any purpose relating to the meeting at our principal executive offices at 1900 South Price Road, Chandler, Arizona for a period of at least ten days prior to the meeting. The list also will be available at the Annual Meeting.

At the meeting stockholders will consider and act upon the following matters:

1.	Election of the Board of Directors;

2.	An advisory (non-binding) vote on the compensation of our named executive officers;

3.	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2013; and

4.	Such other business as may be properly presented at the meeting.

The Board of Directors recommends that you vote in favor of the three proposals outlined in this proxy statement.

The approximate mailing date of this proxy statement and proxy card is April 5, 2013.

BY ORDER OF THE BOARD OF DIRECTORS

Gil C. Tily

Executive Vice President, Chief

Administrative Officer, General Counsel and

Corporate Secretary

April 5, 2013

Chandler, Arizona

YOUR VOTE IS IMPORTANT

To assure your representation at the Annual Meeting, you are requested to complete, sign and date the enclosed proxy as promptly as possible and return it in the enclosed postage-prepaid envelope, or submit your proxy by internet or telephone.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to Be Held on May 8, 2013:

The Proxy Statement for the 2013 Annual Meeting of Stockholders and our Annual Report to Stockholders for the year ended December 31, 2012 are available at: www.edocumentview.com/amkr.

AMKOR TECHNOLOGY, INC.

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

This proxy statement is furnished in connection with the solicitation of proxies by Amkor Technology, Inc.’s Board of Directors. The proxies will be voted at the Annual Meeting of Stockholders to be held on Wednesday, May 8, 2013, at 9:00 a.m., and at any adjournments or postponements that may take place.

The Annual Meeting will be held at the Hilton Phoenix Chandler located at 2929 W. Frye Road, Chandler, Arizona, telephone number (480) 899-7400. Our principal executive offices are located at 1900 South Price Road, Chandler, Arizona 85286, telephone number (480) 821-5000.

We intend to mail definitive copies of these proxy materials on or about April 5, 2013 to stockholders of record who held our common stock at the close of business on March 15, 2013.

The following is important information in a question-and-answer format regarding the Annual Meeting and this proxy statement.

Q:	What may I vote on?

A:	1. The election of eight nominees to serve on our Board of Directors;

2.	An advisory vote on the compensation of our named executive officers; and

3.	The ratification of the appointment of PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”) as our independent registered public accounting firm for the year ending December 31, 2013.

Q:	How does the Board recommend I vote on the proposals?

A:

The Board recommends a vote FOR each of the director nominees, FOR the approval, on an advisory basis, of the compensation of our named executive officers, and FOR the ratification of the appointment of PricewaterhouseCoopers as our independent registered public accounting firm for 2013.

Q:	Who is entitled to vote?

A:

Stockholders of record as of the close of business on March 15, 2013 (the “Record Date”) are entitled to vote at the Annual Meeting. Each stockholder is entitled to one vote for each share of common stock held on the Record Date. As of the Record Date, 153,192,748 shares of Amkor’s common stock were outstanding.

Q:	How do I vote?

A:	Registered holders may vote:

•	In person at the Annual Meeting;

•	By mail by signing and dating each proxy card you receive and returning it in the postage-prepaid envelope; or

•	By internet or telephone, by following the instructions on the proxy card.

If your shares are held by a bank, brokerage firm or other record holder, please refer to your proxy card or other information provided to you for instructions on how to vote.

If you hold your shares through a broker and do not provide your broker with specific voting instructions, under the rules that govern brokers in such circumstances, your broker will have the discretion to vote such shares on routine matters, but not on non-routine matters. Even though we are a Nasdaq-listed company, the New York Stock Exchange (“NYSE”) rules govern how a broker licensed by the NYSE can vote shares it holds on behalf of stockholders of Nasdaq-listed companies. As a result:

•

Your broker will not have the authority to exercise discretion to vote your shares with respect to the election of directors, or the advisory vote on the compensation of our named executive officers because NYSE rules treat those matters as non-routine.

•

Your broker will have the authority to exercise discretion to vote your shares with respect to the appointment of PricewaterhouseCoopers as our independent registered public accounting firm for the year ending December 31, 2013, because that matter is treated as routine under NYSE rules.

Because the proposals to be acted upon at the 2013 Annual Meeting include both routine and non-routine matters, we anticipate that brokers may return proxy cards that vote uninstructed shares “FOR” or “AGAINST” the ratification of the appointment of PricewaterhouseCoopers as our independent registered public accounting firm for 2013, but expressly state that the broker is NOT voting on the election of directors or the advisory vote on the compensation of our named executive officers. A broker’s withholding of a vote, in this case with respect to the election of directors or the compensation of our named executive officers, is referred to as a “broker non-vote”. Broker non-votes will not be counted as present or represented for purposes of determining whether stockholder approval of a matter has been obtained and thus will not have an effect on the outcome of the vote.

If you abstain from voting on approval (on an advisory basis) of the compensation of our named executive officers (Proposal Two), or ratification of the appointment of PricewaterhouseCoopers as our independent registered public accounting firm (Proposal Three), the abstention will have the same effect as a vote against the proposal. If you abstain from voting on the election of directors (Proposal One), the abstention will not have an effect on the outcome of the vote.

Q.	What is the voting requirement to approve each of the proposals?

A.

In the election of directors (Proposal One), the eight directors receiving the highest number of votes cast will be elected. Approval, on an advisory basis, of the compensation of our named executive officers (Proposal Two), and ratification of PricewaterhouseCoopers as our independent registered public accounting firm (Proposal Three), require the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on that proposal at the annual meeting.

Q:	How can I change my vote or revoke my proxy?

A:

If you are a registered holder, you have the right to revoke your proxy and change your vote at any time before the meeting by submitting a later-dated proxy by mail, internet or telephone or by mailing a written notice of revocation to the attention of Amkor’s Secretary, Amkor Technology, Inc., 1900 South Price Road, Chandler, Arizona 85286. If your shares are held by a bank, brokerage firm or other record holder, please contact that firm or holder for instructions on how to change your vote or revoke your proxy.

Q:	What does it mean if I get more than one proxy card?

A:	It means you hold shares registered in more than one account. Submit all proxies to ensure that all your shares are voted.

Q:	What is a “quorum”?

A:

A “quorum” is a majority of the outstanding shares entitled to vote at the meeting present at the meeting or represented by proxy. There must be a quorum for the meeting to be held and action to be validly taken. If you submit a properly executed proxy, even if you abstain from voting, then your shares will be counted toward the presence of a quorum. Abstentions are not counted in the tally of votes FOR or AGAINST a proposal. A withheld vote is the same as an abstention. If a broker indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular matter (broker non-votes), those shares will not be counted as present or represented for purposes of determining whether stockholder approval of that matter has been obtained but will be counted for purposes of establishing a quorum.

Q:	Who can attend the Annual Meeting?

A:

All stockholders as of the Record Date may attend. For stockholders of record, government-issued picture identification will be required to enter the meeting. If your shares are held in street name, please bring proof of share ownership with you to the Annual Meeting as well as your government-issued picture identification. A copy of your brokerage account statement or an omnibus proxy (which you can get from your broker) will serve as proof of share ownership. Individuals arriving at the meeting site will not be admitted unless we can verify ownership as of the Record Date as described above or by some other means.

Q:	How will voting on any other business be conducted?

A:

Although we do not know of any business to be considered at the 2013 Annual Meeting other than the proposals described in this proxy statement, if any other business is properly presented at the Annual Meeting, your proxy gives authority to James J. Kim, Amkor’s Executive Chairman, and Kenneth T. Joyce, Amkor’s President and Chief Executive Officer, to vote your shares on such matters at their discretion.

Q:	How and when may I submit proposals for the 2014 Annual Meeting?

A:

To have your proposal included in our proxy statement and form of proxy for the 2014 Annual Meeting of Stockholders, we must receive your written proposal no later than December 6, 2013. You may submit proposals after this date for consideration at the 2014 Annual Meeting of Stockholders, but we are not required to include any proposal submitted after this date in the proxy statement or proxy card.

If you intend to submit a proposal or nomination for director for the 2014 Annual Meeting (but not seek inclusion of such proposal or nomination in the company’s proxy materials), you must comply with the advance notice provisions in our bylaws. To be timely, we must receive written notice of your proposal no earlier than January 8, 2014 and no later than February 7, 2014.

All proposals must, under law, be an appropriate subject for stockholder action and must be submitted in writing to Amkor’s Secretary, Amkor Technology, Inc., 1900 South Price Road, Chandler, Arizona 85286. You should also be aware of certain other requirements you must meet to have your proposal brought before the 2014 Annual Meeting. These requirements are explained in Rule 14a-8 of the Securities Exchange Act of 1934, as amended, and in our bylaws.

Q:	Who is soliciting proxies?

A:	This solicitation of proxies is made by the Board of Directors. All related costs will be borne by Amkor.

We have retained the services of Georgeson Inc. to aid in the distribution of our Annual Meeting materials to brokers, bank nominees and other institutional owners. We estimate we will pay Georgeson Inc. a fee of approximately $1,500 for such services.

Proxies may also be solicited by certain of Amkor’s officers and regular employees, without additional compensation, in person or by telephone or facsimile.

PROPOSAL ONE

ELECTION OF DIRECTORS

There are eight incumbent candidates nominated for election to the Board of Directors (“Board of Directors” or “Board”) this year. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the election of the eight nominees named below. Each nominee has consented to be named as a nominee in this proxy statement and to serve as a director if elected. Should any nominee become unable or decline to serve as a director or should additional persons be nominated at the meeting, the proxy holders intend to vote all proxies received by them in such a manner as will assure the election of as many nominees identified below as possible (and, if additional nominees have been designated by the Board to fill any vacancies, in such manner as to elect such additional nominees). Our nominees for the election of directors include five independent directors, as defined in the applicable rules for companies traded on Nasdaq. At the recommendation of our Nominating and Governance Committee, the Board has selected the nominees to serve as directors for a one-year term until our next annual meeting or until their successor is duly elected. We expect that each nominee will be able to serve as a director.

Required Vote

Directors are elected by a plurality of votes cast, so the eight candidates receiving the highest number of affirmative votes cast will be elected as directors. Votes withheld and broker non-votes are not counted toward the total votes cast in favor of a nominee.

The Board unanimously recommends a vote FOR the

election of each of the nominees for director below.

Nominees for the Board of Directors

The following table sets forth the names and the ages as of March 31, 2013 of our eight incumbent directors who are being nominated for re-election to the Board of Directors.

Name	Age	Position
James J. Kim	77	Executive Chairman of the Board
Kenneth T. Joyce	65	President, Chief Executive Officer and Director
Roger A. Carolin(1)(2)(3)(4)	57	Director
Winston J. Churchill(2)(3)(4)	72	Director
John T. Kim	43	Director
Robert R. Morse(1)(2)(4)	57	Director
John F. Osborne(1)(4)	68	Director
James W. Zug(1)(3)(4)	72	Director

Notes

(1)	Member of Audit Committee.

(2)	Member of Compensation Committee.

(3)	Member of Nominating and Governance Committee.

(4)	Qualifies as “independent” under the definition set forth in the Nasdaq listing standards and U.S. Securities and Exchange Commission (“SEC”) regulations, as determined by the Board of Directors.

Biographies of Nominees for the Board of Directors

James J. Kim.    James J. Kim, 77, was appointed as Executive Chairman of the Board of Directors in October 2009. Mr. Kim served as our Chairman and Chief Executive Officer from September 1997 until October 2009. Mr. Kim founded our predecessor, Amkor Electronics, Inc., in 1968 and served as its Chairman from 1970 to April 1998. James J. Kim is the father of John T. Kim, a member of our Board, and brother to JooHo Kim, the President of Amkor Technology Korea and Executive Vice President Corporate Worldwide Manufacturing Operations.

As a result of these and other professional experiences and his more than 45 years of service as our Chairman and Chief Executive Officer, Mr. Kim has a comprehensive understanding of the semiconductor industry and our business, and possesses particular knowledge and experience in strategic planning and customer relationships, manufacturing and operations, and the finance areas relevant to the company, which are among the key attributes which qualify Mr. Kim for election to Amkor’s Board.

Kenneth T. Joyce.    Kenneth T. Joyce, 65, was appointed to the position of Chief Executive Officer and named to the Board of Directors in October 2009. Previously, Mr. Joyce served as President and Chief Operating Officer from May 2008, as Executive Vice President and Chief Operating Officer from February 2008 and as Executive Vice President and Chief Administrative Officer from November 2007. Mr. Joyce served as Amkor’s Executive Vice President and Chief Financial Officer from July 1999 to November 2007. Mr. Joyce began his accounting career in 1971 at KPMG Peat Marwick, and is a certified public accountant. Mr. Joyce has served on the board of directors of the Global Semiconductor Alliance since 2008. Mr. Joyce earned a B.S. in Accounting from Saint Joseph’s University and an M.B.A. in Finance from Drexel University.

As a result of these and other professional experiences, Mr. Joyce has a comprehensive understanding of the semiconductor industry and broad management experience in our business, and possesses particular knowledge and experience in strategic planning and customer relationships, finance, administration and operations relevant to our business, which are among the key attributes which qualify Mr. Joyce for election to Amkor’s Board.

Roger A. Carolin.    Roger A. Carolin, 57, was elected to our Board of Directors in February 2006. Mr. Carolin is currently a Venture Partner at SCP Partners, a multi-stage venture capital firm that invests in technology-oriented companies, a position he has held since 2004. Mr. Carolin works to identify attractive investment opportunities and assists portfolio companies in the areas of strategy development, operating management and intellectual property. Mr. Carolin co-founded CFM Technologies, Inc., a global manufacturer of semiconductor process equipment, and served as its Chief Executive Officer for 10 years until the company was acquired. Mr. Carolin formerly worked for Honeywell, Inc. and General Electric Co., where he developed test equipment and advanced computer systems for on-board missile applications. Mr. Carolin holds a B.S. in Electrical Engineering from Duke University and an M.B.A. from the Harvard Business School.

As a result of these and other professional experiences and his prior service on our Board, Mr. Carolin has a significant understanding of the semiconductor industry and our business and possesses particular knowledge and experience in the technology, new business opportunities, the semiconductor supply chain, operations, management and finance areas relevant to our business, which are among the key attributes which qualify Mr. Carolin for election to Amkor’s Board.

Winston J. Churchill.    Winston J. Churchill, 72, has been a director of Amkor since July 1998. Mr. Churchill is the managing general partner of SCP Partners, a multi-stage venture capital firm that invests in technology-oriented companies. Mr. Churchill is also Chairman of CIP Capital Management, Inc., an SBA-licensed private equity fund. Previously, Mr. Churchill was a managing partner of Bradford Associates, which managed private equity funds on behalf of Bessemer Securities Corporation and Bessemer Trust Company. From 1967 to 1983, Mr. Churchill practiced law at the Philadelphia firm of Saul Ewing, LLP, where he served as Chairman of the Banking and Financial Institutions Department, Chairman of the Finance Committee and was a

member of the Executive Committee. Mr. Churchill is a director of Griffin Land and Nurseries, Inc., Innovative Solutions and Support, Inc., Cyalume Technologies Holdings, Inc. and of various SCP portfolio companies. In addition, he serves as a director on the boards of a number of charities and as a trustee of educational institutions including the Gesu School and Scholar Academies, and is a Trustee Fellow of Fordham University. From 1989 to 1993, Mr. Churchill served as Chairman of the Finance Committee of the Pennsylvania Public School Employees’ Retirement System.

As a result of these and other professional experiences and his prior service on our Board, Mr. Churchill has a significant understanding of our business, and possesses particular knowledge and experience in the technology, corporate governance, finance and legal areas relevant to our business, which are among the key attributes which qualify Mr. Churchill for election to Amkor’s Board.

John T. Kim.    John T. Kim, 43, has been a director of Amkor since August 2005. Mr. Kim served in various capacities at Amkor between 1992 and 2005, as an Amkor employee and as an employee of our predecessor, Amkor Electronics, Inc., including as Director of Investor Relations, Director of Corporate Development and as Director of Procurement. Mr. Kim resigned as an Amkor employee when he was elected to our Board of Directors. John T. Kim is the son of James J. Kim, our Executive Chairman of the Board of Directors and a nephew of JooHo Kim.

As a result of his years of service in various capacities at Amkor, including service on our Board, Mr. Kim has a significant understanding of the semiconductor industry and our business, and possesses particular knowledge and experience in our business and operations, and as an investor, which are among the key attributes which qualify Mr. Kim for election to Amkor’s Board.

Robert R. Morse.    Robert R. Morse, 57 was elected to our board in February 2013. Mr. Morse is currently serving as Chairman of Bridge Investment Group Partners and its affiliates, a real estate fund manager, and as Chairman and CEO of PMC Partners, a private equity firm. Prior to that, Mr. Morse served in various positions with Citi and Salomon Smith Barney since the 1980s, including CEO of Citi’s Asia Institutional Client Group and Global Head of Investment Banking. Mr. Morse is a graduate of Yale University, the Harvard Graduate School of Business and the Harvard Law School.

As a result of these and other professional experiences, Mr. Morse possesses particular knowledge and experience in the accounting, finance, capital markets, mergers and acquisitions, and international operations areas relevant to our company, which are among the key attributes which qualify Mr. Morse for election to Amkor’s Board.

John F. Osborne.    John F. Osborne, 68, has been a director of Amkor since August 2007. Since January 1998, Mr. Osborne has been President of Competitive Customer Support, an advisor to companies that manufacture integrated circuits or supply materials, equipment and services to the microelectronics industry. From 1988 to 1996, Mr. Osborne was a member of the executive staff of Lam Research, a supplier of wafer fabrication and equipment services to the semiconductor industry. At Lam, Mr. Osborne held the positions of Vice President of Strategic Development, Vice President of Quality and Vice President of Customer Support. Prior to joining Lam, Mr. Osborne held management positions at both Motorola, Inc. and Royal Philips Electronics from 1967 to 1985. Mr. Osborne serves on the Strategic Advisory Board of DuPont Electronic Technologies. Mr. Osborne holds a degree in Metallurgical Engineering from the Colorado School of Mines.

As a result of these and other professional experiences and his prior service on our Board, Mr. Osborne has a significant understanding of the semiconductor industry and possesses particular knowledge and experience in the finance, management, markets, strategic opportunities, operating and technology areas relevant to our business, which are among the key attributes which qualify Mr. Osborne for election to Amkor’s Board.

James W. Zug.    James W. Zug, 72, has been a director of Amkor since January 2003. Mr. Zug retired from PricewaterhouseCoopers in 2000 following a 36-year career at PricewaterhouseCoopers and Coopers & Lybrand, both public accounting firms. From 1998 until his retirement, Mr. Zug was Global Leader — Global Deployment for PricewaterhouseCoopers. From 1993 to 1998, Mr. Zug was Managing Director International for Coopers & Lybrand. He also served as the audit partner for a number of public companies over his career. PricewaterhouseCoopers is Amkor’s independent registered public accounting firm. Mr. Zug was not involved with servicing Amkor during his tenure at PricewaterhouseCoopers. Mr. Zug serves on the boards of directors of Allianz Funds, the Brandywine Group of mutual funds and Teleflex, Inc. Mr. Zug served on the boards of directors of SPS Technologies, Inc. and Stackpole Ltd. prior to the sale of both of these companies in 2003.

As a result of these and other professional experiences, his extensive experience as a certified public accountant and prior service on our Board, Mr. Zug has a significant understanding of our business and possesses particular knowledge and experience in the accounting, finance, international operations, compliance and governance areas relevant to our company, which are among the key attributes which qualify Mr. Zug for election to Amkor’s Board.

CORPORATE GOVERNANCE

Board and Committee Meetings

The Board of Directors held four meetings and acted by unanimous written consent on two occasions during 2012. Each director attended at least 75 percent of all Board of Directors and applicable committee meetings.

The Board has established an Audit Committee, a Compensation Committee and a Nominating and Governance Committee. All Committee members are appointed by the Board of Directors.

Audit Committee

We have a separately-designated Audit Committee. The Audit Committee is comprised of Messrs. Zug, Carolin, Morse and Osborne. Our Board of Directors has determined that each of Messrs. Zug, Carolin, Morse and Osborne meets the independence and financial sophistication requirements set forth in the Nasdaq listing standards and SEC regulations. In addition, the Board has determined that each of Messrs. Zug, Carolin, Morse and Osborne qualifies as an “audit committee financial expert” as defined in SEC regulations.

The Audit Committee’s responsibilities include:

•	pre-approving all audit, audit-related and non-audit services provided to Amkor by Amkor’s independent registered public accounting firm;

•	appointing, compensating, retaining and overseeing the work of the independent registered public accounting firm;

•	reviewing and providing guidance with respect to the external audit and Amkor’s relationship with its independent registered public accounting firm;

•	reviewing and discussing with management and the independent registered public accounting firm the contents of periodic reports filed with the SEC and Amkor’s earnings releases;

•	reviewing and approving related party transactions;

•	reviewing and providing guidance regarding Amkor’s internal audit function;

•	discussing with management and internal audit representatives the activities, organizational structure and qualifications of our internal audit function;

•

reviewing any reports or information presented by management or internal auditors regarding the effectiveness of, or any deficiencies in, the design or operation of internal controls and any fraud, whether or not material, that involves management or other employees who have a significant role in our internal controls, and reviewing before release the disclosure regarding Amkor’s system of internal controls required under SEC rules to be contained in Amkor’s periodic filings and the attestations or reports by the independent auditors relating to such disclosure;

•

overseeing compliance with the requirements of the SEC for disclosure of the services provided by our independent registered public accounting firm and Audit Committee members, member qualifications and activities;

•	reviewing any legal matters that our general counsel has concluded could have a significant impact on our financial statements;

•	reviewing our policies and practices with respect to financial risk assessment and financial risk management;

•	instituting special investigations as and when the Audit Committee determines appropriate and necessary;

•	annually reviewing its own charter, structure, processes and membership requirements; and

•	establishing procedures for the confidential, anonymous submission by employees of concerns about questionable accounting or auditing matters.

The Board of Directors has adopted a written charter for the Audit Committee, a copy of which is available on our website at http://www.amkor.com. The Audit Committee met eleven times, and acted by unanimous written consent on one occasion in 2012. In executing its responsibilities, Audit Committee members regularly communicate with our management and independent registered public accounting firm.

Compensation Committee

The Compensation Committee is comprised of Messrs. Churchill, Carolin and Morse. The Compensation Committee’s duties include:

•	annually reviewing and approving the compensation and compensation policy for our executive officers;

•	reviewing director compensation, consulting with outside consultants (as appropriate) and making recommendations to the Board regarding director compensation;

•

reviewing, approving and/or making recommendations to the Board regarding all forms of compensation to be provided to the Chief Executive Officer and all of our other executive officers, and reviewing, approving and/or making recommendations to the Board regarding general compensation goals, guidelines and bonus criteria for our employees;

•	administering and interpreting the terms and conditions of all current and future equity incentive plans;

•	reviewing, approving and/or making recommendations to the Board regarding other plans that provide for compensation to our employees and directors;

•	reviewing and approving any material amendments to our 401(k) plan;

•	reviewing and approving the compensation discussion and analysis and committee report for inclusion in our annual proxy statement; and

•	authorizing the repurchase of shares from terminated employees.

The Board has adopted a written charter for the Compensation Committee, a copy of which is available on our website at http://www.amkor.com. During 2012, the Compensation Committee met twelve times.

Nominating and Governance Committee

The Nominating and Governance Committee is comprised of Messrs. Churchill, Carolin and Zug. The Nominating and Governance Committee, among its other duties:

•	evaluates the current composition, organization and governance of the Board and its Committees and makes recommendations regarding such matters to the Board;

•	periodically assesses desired Board qualifications, expertise and characteristics for potential Board members, and evaluates and proposes nominees for election to the Board;

•	develops policies and procedures regarding the review and recommendation of nominees for director;

•	oversees the Board of Directors’ performance evaluation process;

•

evaluates and makes recommendations to the Board of Directors concerning the appointment of directors to Board Committees, the selection of Committee chairs, and the proposal of a slate of nominees for election to the Board of Directors;

•	evaluates and recommends termination of individual directors in accordance with the Board’s governance principles;

•	periodically reviews and re-examines the Nominating and Governance Committee’s charter, structure processes and membership and makes recommendations to the Board of Directors;

•	develops and recommends Corporate Governance Guidelines for the Board of Directors, and periodically reviews these guidelines as well as our corporate governance practices and procedures;

•	periodically reviews our Code of Business Conduct; and

•	periodically reviews continuing education for members of the Board.

The Board has adopted a written charter for the Nominating and Governance Committee, which is available on our website at http://www.amkor.com. The Nominating and Governance Committee met five times during 2012.

The Nominating and Governance Committee’s goal is to ensure that the Board of Directors is comprised of individuals of high integrity, personal character and ethical standards, and that the Board reflects a diverse range of professional backgrounds and experience relevant to our business. In the biographies of each of the nominees to the Board described above, we highlighted the experiences and qualifications that were among the most important to the Nominating and Governance Committee and Board in concluding that each such nominee should serve on Amkor’s Board. The Nominating and Governance Committee determines the required selection criteria and qualifications of director nominees based upon the needs of our company at the time nominees are considered. The Nominating and Governance Committee considers factors including character, judgment, independence, age, expertise, length of service and other commitments, and diversity in experience and background that will strengthen the Board’s collective qualifications, skills and experience and contribute to the Board’s performance of its responsibilities in the oversight of our business.

The Nominating and Governance Committee will consider the above factors for nominees identified by the Nominating and Governance Committee. The Nominating and Governance Committee uses the same process for evaluating all nominees, regardless of the original source of nomination. The Nominating and Governance Committee does not currently use the services of any third party search firm to assist in the identification or evaluation of Board member candidates. The Nominating and Governance Committee may, however, use such services in the future as it deems necessary or appropriate.

It is the policy of the Nominating and Governance Committee to consider both recommendations and nominations from stockholders for candidates to the Board of Directors. Stockholders wishing to recommend a candidate for consideration by the Nominating and Governance Committee for election to the Board of Directors can do so by writing to our Corporate Secretary at our principal executive offices. Stockholders shall give (i) such candidate’s name, home and business contact information, (ii) a representation that the nominating person intends to appear in person or by proxy at the meeting to nominate the candidate, (iii) if known, the class and total number of shares of Amkor stock beneficially owned by the candidate, (iv) a description of all arrangements or understandings between the nominating person and the candidate and any other person (naming such person) pursuant to which the nomination is being made, (v) detailed biographical data and qualifications, including such candidate’s age and principal occupation, (vi) written indication of the candidate’s willingness to serve if elected, (vii) the nominating person’s name and address, (viii) evidence of the nominating person’s ownership of Amkor stock and (ix) a representation whether the nominating person intends or is part of a group which intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of Amkor’s outstanding stock required to elect the candidate and/or otherwise to solicit proxies from stockholders in support of the nomination. Nominations for consideration at the 2014 Annual Meeting of Stockholders must be received by our Corporate Secretary no later than February 7, 2014.

Director Independence

The Board of Directors has determined that each of Messrs. Carolin, Churchill, Morse, Osborne and Zug is independent under the Nasdaq listing standards and SEC rules. In reaching a determination that Mr. Churchill is independent under the Nasdaq listing standards and SEC rules, the Board of Directors considered certain relationships between entities affiliated with Mr. Churchill and entities affiliated with James J. Kim. These relationships include transactions, investments or partnerships in which Mr. Churchill and Mr. Kim, or entities affiliated with them, have a direct or indirect financial interest. None of these relationships involved Amkor. The Board determined that Mr. Churchill satisfies the independence requirements set forth by both Nasdaq and the SEC. In reaching a determination that Mr. Morse is independent under the Nasdaq listing standards and SEC rules, the Board considered an investment which Mr. Kim has in a fund affiliated with an entity in which Mr. Morse has an interest. This investment does not involve Amkor. The Board determined that Mr. Morse satisfies the independence requirements set forth by both Nasdaq and the SEC.

Communications with the Board of Directors

Although we do not currently have a formal policy regarding communications with the Board of Directors, stockholders may communicate with the Board of Directors by writing to us at Amkor Technology, Inc., Attn: Corporate Secretary, 1900 South Price Road, Chandler, Arizona 85286. Stockholders who would like their submission directed to a particular Board member may so specify, and the communication will be forwarded, as appropriate.

Corporate Governance Guidelines and Codes of Ethics

Our Board has adopted Corporate Governance Guidelines, a Code of Business Conduct which applies to all of our officers and employees worldwide, and a separate Director Code of Ethics which applies to our directors. These documents are available on our website under the heading “Corporate Governance” at http://www.amkor.com.

Board Leadership Structure

As part of its review of Amkor’s overall corporate governance practices, the Board of Directors periodically reviews its leadership structure. Until 2009, James J. Kim, Amkor’s founder, served as both the Chief Executive Officer and Chairman of the Board of Directors. At that time, Mr. Kim became the Executive Chairman of the Board of Directors and Mr. Joyce assumed the position of President and Chief Executive Officer and joined the Board of Directors. As a result of this structure, Amkor continues to benefit from Mr. Kim’s extensive experience in the semiconductor industry and management expertise based on his longstanding leadership role, and also benefits from the expertise and broad management experience Mr. Joyce brings to Amkor’s Board. We believe this structure is effective for Amkor and an appropriate allocation of leadership responsibilities.

Executive Sessions

Consistent with our Corporate Governance Guidelines, the non-employee directors of the Board regularly hold executive sessions. The Audit Committee, in accordance with its charter, meets separately with our Chief Financial Officer throughout the year to review our financial affairs, and meets separately in sessions with the independent registered public accounting firm, internal auditors and members of management at such times the Committee deems appropriate to fulfill its responsibilities under the charter. The Nominating and Governance and Compensation Committees also meet in executive session as deemed appropriate.

Risk Oversight

The Board is responsible for overseeing Amkor’s risk management process and views risk oversight as one of the important functions it performs as a Board of Directors. While the Board is ultimately responsible for risk oversight, Board committees assist the Board in fulfilling this oversight responsibility through periodic meetings and discussions with management and company advisors, and reports to the full Board with respect to certain categories of risk.

With the assistance of the Nominating and Governance Committee, the Board has identified certain categories of risk to the company, and assigned oversight responsibility with respect to those risks to the Board as a whole and delegated to its committees specific categories of risk based on the particular functions and responsibilities of such committees.

As part of its overall responsibility for risk oversight, the Board directly oversees, among other areas, business strategy, customer and industry trends, financial performance, liquidity and capital expenditures, operations, insurance coverage, intellectual property, research and development, labor and human resources, and litigation. The Audit Committee is responsible for, among other areas, financial risk oversight including issues related to financial reporting and accounting, internal controls, disaster recovery, fraud and taxes. The Compensation Committee assesses and monitors risks related to our compensation practices and other related areas. The Nominating and Governance Committee has responsibility for oversight of risks related to, among other areas, the company’s corporate governance policies and practices that help position the Board to effectively carry out its risk oversight responsibility.

Amkor’s management is responsible for day-to-day risk management. Management’s responsibilities include identifying, evaluating and addressing potential risks that may exist at the enterprise, strategic, financial and operating levels and the development of processes for mitigating these risks. At periodic meetings of the Board and its committees and in other meetings and discussion, management reports to and seeks guidance from the Board and its committees, as applicable, with respect to matters that could affect the company’s risk profile, strategic plans, risk mitigation strategies and other aspects of the company’s business. The Board oversees and monitors management in the execution of its risk oversight role.

Annual Meeting Attendance

All directors are encouraged, but not required, to attend our Annual Meeting of Stockholders. All of our incumbent directors attended the 2012 Annual Meeting of Stockholders with the exception of Messrs. James J. Kim and John Kim, and Mr. Morse, who joined the Board in February 2013.

Certain Relationships and Related Transactions

Related Party Transactions

As of February 28, 2013, Mr. James J. Kim, the Executive Chairman of our Board of Directors, and members of his immediate family and related trusts and an affiliate beneficially owned approximately 68% of our outstanding common stock.

In April 2009, we sold $250 million of our 6% Convertible Senior Subordinated Notes due 2014 (the “2014 Notes”) to qualified institutional buyers, and to one of Mr. James J. Kim’s affiliates. This affiliate purchased $150 million of the 2014 Notes which are convertible at any time prior to their maturity date into 49,594,980 shares of our common stock. The full amount of the 2014 Notes remains outstanding and the aggregate amount of interest paid to such affiliate in respect of these notes was $9.0 million in 2012.

In May 2011, we sold $400 million of our 6.625% Senior Notes due 2021 (the “2021 Notes”). An affiliate of Mr. James J. Kim, our Executive Chairman of the Board and our largest stockholder, purchased $75 million of the 2021 Notes. The full amount of the 2021 Notes remains outstanding and the aggregate amount of interest paid to such affiliate in respect of these notes was $5.0 million in 2012.

Review and Approval of Related Party Transactions

We review all relationships and transactions in which we and our directors, executive officers or their immediate family members are participants, to determine whether such persons have a direct or indirect material interest. Management is primarily responsible for the development and implementation of processes and controls to obtain information from the directors and executive officers with respect to related party transactions and for then determining, based on the facts and circumstances, whether we or a related party have a direct or indirect material interest in the transaction. As required under SEC rules, transactions that are determined to be directly or indirectly material to us or a related party are disclosed in our proxy statement. In addition, pursuant to the Audit Committee Charter, the Audit Committee, or a committee of independent directors duly appointed by the Board, reviews and approves related party transactions in accordance with Nasdaq rules. In the course of its review and approval of a disclosable related party transaction, the Committee considers:

•	the nature of the related party’s interest in the transaction;

•	the material terms of the transaction, including, without limitation, the amount and type of transaction;

•	the importance of the transaction to the related party;

•	whether the transaction would impair the judgment of a director or executive officer to act in our best interest; and

•	any other matters the committee deems appropriate.

Any member of the Audit Committee who is a related party with respect to a transaction under review may not participate in the deliberations or vote respecting approval of the transaction, provided, however, that such director may be counted in determining the presence of a quorum at a meeting of the committee that considers the transaction.

Compensation Committee Interlocks and Insider Participation

During 2012, the Compensation Committee of our Board of Directors consisted of Messrs. Osborne, Carolin and Zug. No member of the Compensation Committee was an officer or employee of Amkor or any of Amkor’s subsidiaries during 2012, or had any relationship requiring disclosure under SEC regulations. None of Amkor’s Compensation Committee members or executive officers has served on the board of directors or on the compensation committee of any other entity of whose executive officers served on our Board of Directors or on our Compensation Committee.

DIRECTOR COMPENSATION

Annual Retainer and Meeting Fees

During 2012, non-employee directors received an annual retainer, which was paid quarterly, and Board and Committee meeting fees. The cash compensation structure for our non-employee Board members for 2012 is set forth in the following table.

Annual Retainer for Board Members	$50,000
Additional Annual Retainer for Committee Chairs:
Audit Committee	15,000
Compensation Committee	15,000
Nominating and Governance Committee	10,000
Fee per Regularly Scheduled Board and Committee Meeting Attended in Person	2,000
Fee per regularly scheduled Board and Committee Meeting attended Telephonically	1,000

In addition to the retainer and meeting fees, we also reimburse non-employee directors for travel and other reasonable out-of-pocket expenses incurred by them in attending Board and Committee meetings. Directors who are also employees or officers of Amkor do not receive retainers or meeting fees.

Equity Compensation

Upon re-election to the Board of Directors at our 2012 Annual Meeting, each non-employee director received an option to purchase 20,000 shares of our common stock under the terms of the Amkor Technology, Inc. Amended and Restated 2007 Equity Incentive Plan (the “2007 Equity Plan”). The 2007 Equity Plan, provides for an initial grant of an option to purchase 20,000 shares of our common stock to each new non-employee director when such individual first becomes a director. In addition, under the terms of the 2007 Equity Plan, each non-employee director is automatically granted an additional option to purchase 20,000 shares of our common stock when the director is re-elected to the Board of Directors by our stockholders, provided that the director has served on our Board for at least six consecutive months prior to re-election.

Automatic director option grants have a term of ten years and vest in three equal installments on the anniversary dates of the date of grant. Subject to certain customary exceptions, unvested and unexercised vested options are forfeited if a director ceases to be a member of the Board of Directors. In the event of a change in control the acquiring entity or corporation may either assume all outstanding options or may substitute equivalent options. Following an assumption or substitution, if the director is terminated, other than upon a voluntary resignation, any assumed or substituted options will vest and become exercisable in full. If the acquiring entity does not either assume all of the outstanding options or substitute an equivalent option, each option issued will immediately vest and become exercisable in full.

Summary Director Compensation Table for 2012

The following table shows compensation information for our Executive Chairman and non-employee directors for the year ended December 31, 2012.

Name	Fees Earned or Paid in Cash		Option Awards(3)(4)(5)	Non-Equity Incentive Plan Compensation	Total
James J. Kim,	$600,000		$—	$—	$600,000
Executive Chairman(1)
Roger A. Carolin	102,000	(2)(3)	53,586	—	155,586
Winston J. Churchill	92,000	(2)(3)	53,586	—	145,586
John T. Kim	60,000		53,586	—	113,586
John F. Osborne	111,000	(2)(3)	53,586	—	164,586
James W. Zug	116,000	(2)(3)	53,586	—	169,586
Dong Hyun Park (6)	—		—	—	—

Notes

(1)

Mr. James J. Kim is compensated for his services as our Executive Chairman of the Board and his compensation is approved annually by the Compensation Committee. Mr. Kim’s 2012 non-equity incentive compensation opportunity was based on the same performance criteria approved by the Compensation Committee for our executive officers, as described below in the Compensation Discussion and Analysis.

(2)

Includes fees earned by the directors for service on special committees of the Board related to financing transactions as follows: Mr. Carolin — $6,000; Mr. Churchill — $1,000, Mr. Osborne - $1,000 and Mr. Zug — $6,000.

(3)

The amounts in the Option Awards column reflect the aggregate grant date fair value of such awards for the year ended December 31, 2012, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation (“FASB ASC Topic 718”). Assumptions used in the calculation of these amounts are included in Note 3 to our Consolidated Financial Statements included in our Annual Report on Form 10-K filed with the SEC on March 8, 2013. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

(4)

Under the director compensation program, non-employee directors received an annual grant of 20,000 stock options upon re-election. For 2012, stock options were granted on May 8, 2012 with an exercise price of $4.58, the closing price of our common stock on the date of grant. One-third (1/3) of the options become exercisable on each of the first, second and third anniversaries of the grant date subject to continued service on such date.

(5)

Outstanding stock options as of December 31, 2012 for Amkor’s directors (other than Mr. Joyce) are as follows: Mr. James J. Kim — 905,000, Mr. Carolin — 140,000; Mr. Churchill — 155,000; Mr. John T. Kim — 140,000 Mr. Osborne — 106,666; and Mr. Zug — 163,333. None of our non-employee directors hold any other stock awards.

(6)	Mr. Park resigned from the Board of Directors, effective as of March 23, 2012, and declined all compensation for his service as a director during 2012.

EXECUTIVE OFFICERS

The name, age, position and a brief account of the business experience of our Chief Executive Officer and each of our other executive officers as of March 31, 2013 is set forth below.

Name	Age	Position
Kenneth T. Joyce	65	President and Chief Executive Officer
JooHo Kim	60	President, Amkor Technology Korea and Executive Vice President, Corporate Worldwide Manufacturing Operations
Michael J. Lamble	57	Executive Vice President, Global Sales and Marketing
Joanne Solomon	47	Executive Vice President and Chief Financial Officer
Gil C. Tily	59	Executive Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary

Kenneth T. Joyce.    For a brief biography on Mr. Joyce, please see “Proposal One — Election of Directors”

JooHo Kim.    JooHo Kim, 60, has served as President of our subsidiary Amkor Technology Korea, and as our Executive Vice President of Corporate Worldwide Manufacturing Operations since October 2009. Prior to assuming his current role, Mr. Kim served as Corporate Vice President, Worldwide Manufacturing Services and Executive Vice President of Amkor Technology Korea, as Corporate Vice President of our Information Technology organization, as Senior Vice President of Enterprise Infrastructure, and as Vice President of Business Technology. Prior to joining Amkor in 2001, Mr. Kim was President and Chief Executive Officer of Anam Telecom Inc. in Seoul, Korea. Mr. Kim earned a Bachelor in Law from KyungHee University, an M.B.A from the Pennsylvania State University and a Ph.D. in Business Administration from the University of Colorado. Mr. JooHo Kim is the brother of James J. Kim, our Executive Chairman of the Board of Directors, and is the uncle of Mr. John T. Kim, one of our directors.

Michael J. Lamble.    Michael J. Lamble, 57, was appointed to Executive Vice President of Global Sales and Marketing in July 2012. Prior to assuming his current position, Mr. Lamble served as our Executive Vice President of Worldwide Sales and Product Management since July 2011, Executive Vice President of Worldwide Sales since July 2009, and as Corporate Vice President of Worldwide Sales since August 2002. Beginning in September 1997, Mr. Lamble was our Senior Vice President of Sales. Mr. Lamble joined Amkor in December 1992. Prior to joining Amkor, Mr. Lamble was the Vice President and General Manager for the Materials Division at Heraeus Incorporated responsible for U.S. manufacturing and sales. Mr. Lamble earned a B.S. in Business from Santa Clara University.

Joanne Solomon.    Joanne Solomon, 47, has served as Executive Vice President and Chief Financial Officer since January 2009 and as Corporate Vice President and Chief Financial Officer since November 2007. Prior to assuming her current position, Ms. Solomon served as our Senior Vice President of Finance and Corporate Controller since 2006. Ms. Solomon joined Amkor in 2000 and has held a number of finance and accounting positions, including Senior Vice President Finance and Treasurer, Vice President Finance and Business Assurance, Vice President Financial Planning and Analysis, and Senior Director Reporting and Analysis. Ms. Solomon also worked at PricewaterhouseCoopers for 10 years, and is a certified public accountant. Ms. Solomon holds a Bachelor’s degree in Business and Administration from Drexel University and an M.B.A. in International Management from the Thunderbird School of Global Management.

Gil C. Tily.    Gil C. Tily, 59, was appointed Executive Vice President and Chief Administrative Officer in May 2008 and has served as our General Counsel and Corporate Secretary since he joined Amkor in 2007. Prior to joining Amkor, Mr. Tily was a partner in the law firm of Dechert LLP where he worked for 28 years. Mr. Tily holds an A.B. in Politics from Princeton University and a J.D. from the University of Pittsburgh School of Law.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

The primary objectives of our compensation program are to attract personnel for positions of substantial responsibility, and to provide appropriate incentives for them to perform to the best of their abilities to promote the success of our business and build long term value for our stockholders. The outsourced semiconductor packaging and test market is very competitive. To compete effectively, we need key senior management and technical personnel with the talent, leadership and commitment needed to manage and operate our business, develop effective business strategies, differentiate our products and services, and anticipate and respond effectively to new challenges. To achieve these objectives we offer a competitive compensation package consisting primarily of base salary, performance-based annual cash bonus opportunities and equity-based awards, with an emphasis on cash compensation.

In determining the compensation of our named executive officers for 2012, the Compensation Committee considered the current economic environment, the Company’s financial results, the views of our Executive Chairman, the many contributions of our named executive officers that are not fully reflected in our financial results, the highly competitive nature of the Company’s industry, compensation data provided by the Compensation Committee’s independent compensation consultant and the need to attract, retain and motivate a team of highly qualified and dedicated senior executives who are critical to the long-term success of the Company.

The Compensation Committee also considers the results of the Company’s annual advisory vote on executive compensation. Our stockholders overwhelmingly approved the compensation of the named executive officers at our last Annual Meeting, with approximately 99% of votes cast in favor of approval. Although this vote is non-binding, we view this vote as a strong endorsement of our current executive compensation program and policies.

Objectives and Philosophy of Executive Compensation Program

The objectives of our compensation program have guided our Chief Executive Officer and Compensation Committee in designing pay packages with an appropriate mix of fixed and variable compensation to enable the Company to recruit, motivate and retain key executives while maintaining a competitive cost structure. The Compensation Committee reviews proposed compensation packages with our Chief Executive Officer in determining compensation packages for our key executives (other than our Chief Executive Officer). The Chief Executive Officer and Compensation Committee also consult with the Executive Chairman, and the philosophy and input of the Executive Chairman is taken into consideration.

Given the competitive and highly cyclical nature of our business, the Compensation Committee retains the flexibility to design an executive compensation structure that allows for a mix of cash, equity and other incentives that meets the overall compensation program objectives. Because of the highly cyclical nature of the semiconductor industry and the volatility of our stock price in recent years, it has been the philosophy of our Executive Chairman that equity compensation should not be the primary driver of our compensation program. As a result, the cash compensation component (base salary plus bonus opportunity) has historically represented a greater portion of total compensation opportunity than the equity component in our executive compensation structure. Consistent with the goal of maintaining flexibility in our executive compensation program, the Compensation Committee does not target short-term and long-term and cash and non-cash compensation at a specific percentage of overall compensation opportunity. Instead, the Compensation Committee retains the discretion to allocate compensation opportunities within these categories as it deems appropriate to achieve our overall compensation objectives.

The Compensation Committee and our Chief Executive Officer, in consultation with our Executive Chairman, evaluate and monitor the effectiveness of our overall executive compensation arrangements on an ongoing basis. In 2010, the Compensation Committee retained Exequity LLP, a compensation consultant to assist the Compensation Committee in reviewing the Company’s compensation structure for executives, including the standard elements of base salary, performance-based cash bonuses, equity and other long-term incentive programs, and in the selection of peer group companies for providing data to be used when evaluating our executive compensation arrangements. The Compensation Committee has considered the data provided by Exequity LLP from time to time at a macro level as part of its determination of whether the overall level of compensation for each of our named executive officers is reasonable in light of market conditions. However, the Compensation Committee does not use the data to establish any element of compensation at a particular benchmark or percentile level.

The Compensation Committee reviews and approves the compensation for our executive officers, including our Chief Executive Officer. It is the practice of the Compensation Committee to submit to the full Board for review and approval, any significant changes to the Chief Executive Officer’s compensation. In setting our executive officers’ overall compensation, the Compensation Committee generally considers a variety of factors related to Amkor’s performance, including in the case of our 2012 annual bonus program for executives: (i) adjusted gross margin and (ii) adjusted return on invested capital, each of which were calculated based on a pre-determined method as set by the Compensation Committee. These performance metrics were selected because the Compensation Committee believed that profitability and return on invested capital are key drivers for increasing shareholder value. Other factors considered by the Committee typically include the achievement of other financial and operating business objectives, our fiduciary and corporate responsibilities, competitive practices and trends, and regulatory requirements.

For 2012, our Chief Executive Officer recommended a compensation program for the Company’s senior executives (other than himself). The Chief Executive Officer consulted with other senior executive officers and our Executive Chairman regarding his recommendations. The Compensation Committee, with the assistance of its compensation consultant, reviewed the recommendations from the Chief Executive Officer, and made adjustments as it deemed appropriate. The executive compensation arrangements that were approved by the Committee for 2012 consisted of a combination of base salary, a performance-based annual cash bonus opportunity and a grant of restricted stock (each as described below), with an emphasis on cash-based compensation, as it has been in prior years. Our 2012 executive compensation program was similar to our 2011 executive compensation program.

Risk Assessment

In March 2013, in connection with the preparation of this Proxy Statement, the Compensation Committee reviewed and evaluated the Company’s executive compensation and general compensation policies and practices. As part of that process, the Compensation Committee evaluated whether such policies and practices would create risks that were reasonably likely to have a material adverse effect on the Company. The Compensation Committee considered a number of factors, including the key components of the Company’s compensation programs and the relative weighting of those components as part of overall compensation, as well as the considerations enumerated by the SEC. The Compensation Committee also considered the fact that base salary, which represents a meaningful portion of each employee’s overall compensation opportunity, is not performance-based. Prior to the Compensation Committee’s review, members of the executive management team (in consultation with the Company’s outside legal counsel) also reviewed the Company’s compensation policies and practices and considered whether those policies and practices were likely to encourage inappropriate risk-taking by executives or other employees. Based on the foregoing, the Company concluded that its compensation policies and practices did not create risks that were reasonably likely to have a material adverse effect on the Company.

Independence of Compensation Committee

All members of the Compensation Committee have been determined by the Board of Directors to be independent directors in accordance with Nasdaq, SEC and Internal Revenue Code rules. The Compensation Committee operates under a written charter that has been approved by the Board of Directors.

Our Compensation Program Rewards Individual and Company Performance

Our compensation program is designed to reward high levels of performance at a company and individual level. Our key executive incentive compensation components currently consist of cash bonuses and equity grants, both of which are designed to reward our company-wide performance and superior individual performance. In addition, given the volatility of our industry and the impact that volatility has on our variable pay, we also strive to provide competitive base salaries in order to ensure a baseline level of stable income, and health and welfare benefits in order to promote the well-being of our executives.

Our Chief Executive Officer reviews the performance of each of his direct reports on an ongoing basis. Based on this ongoing assessment of performance, our Chief Executive Officer makes recommendations regarding the compensation of executive officers (other than his own).

Our compensation program is not designed to solely reward continued service. We do not maintain a pension program for our U.S.-based executives, other than the 401(k) plan that is generally available to U.S. employees, and all salary increases and non-benefit related compensation other than base salary are structured in a manner that rewards performance, not length of service. We do not pay our executive officers retention or stay bonuses. Also, we generally do not have individual employment, severance or change-in-control agreements or arrangements with any of our executive officers, except for the Korean-based severance benefit provided to Mr. JoHoo Kim, as described in the “Severance Benefits” section below.

Although our current long-term incentive program consists of stock option and restricted stock grants that vest over time, the intrinsic nature of a stock option is that it will only provide value to the executives to the extent our stock price increases over the life of the stock option. Restricted stock provides a base level of long-term incentive compensation vesting over time that promotes the retention of key employees and ties executive compensation to the creation of long-term shareholder value through appreciation in the Company’s stock price.

Elements of our Compensation Program

Amkor provides two main types of compensation — fixed compensation and variable compensation. Fixed elements of compensation are not correlated directly to any measure of Amkor’s performance and include items such as (i) base salary, (ii) 401(k) matching contributions, (iii) health and welfare benefits, and (iv) limited perquisites and supplemental benefits. Variable elements of compensation are based on performance and include such items as annual performance bonuses, and equity awards in the form of options to purchase shares of our common stock, restricted stock, or similar equity-based incentives. In connection with Mr. JooHo Kim’s assignment to serve in Korea as our Executive Vice President of Worldwide Manufacturing Operations and President of Amkor Technology Korea, Mr. Kim is eligible to participate in a severance plan that covers all employees of our Korean subsidiary and also receives certain expatriate benefits that are consistent with our policies for expatriates generally. This severance benefit is described further in the “Potential Payments Upon Termination or Change in Control” section below. With the exception of the foregoing, we do not have any employment, severance or change-in-control arrangements in place with any of our named executive officers.

Base Salary

The primary purpose of base salaries at Amkor is to provide a stable source of income in order to attract and retain key executives. We also use base salary increases to reward high performing executives and to recognize increases in the scope of an individual’s responsibilities. We seek to set base salaries at a level that is sufficient to be attractive to current and prospective executives. The primary factors we consider when setting base salaries include the experience and expertise of the individual, the value of the position to our organization and ongoing strategy, the competitive market environment, internal equity considerations, and the input of our Chief Executive Officer and our Executive Chairman. No changes were made in base salaries for our named executive officers in 2012.

Annual Incentive Opportunities

We have generally paid cash bonuses to our executives based on the executive’s performance and our financial results. Cash bonuses, if any, are typically paid in the year following the year during which performance was measured. The primary purpose of cash bonuses is to focus the attention of key executives on our operational and financial performance. In addition, unlike stock options or restricted stock, our cash bonus program allows us to set individual and company-wide goals that are viewed as critical to our overall success on an ongoing basis. This provides us with the flexibility to adapt our focus and goals as business priorities and executives’ roles change over time. Bonuses are paid to executives for a given year only if the performance goals approved by the Compensation Committee are achieved. Furthermore, even if such performance goals are achieved, the Compensation Committee retains the discretion to reduce an executive’s earned bonus based on such factors as it determines relevant.

Bonus opportunities for the named executive officers for 2012 were confirmed by the Compensation Committee under the Amkor Technology, Inc. Executive Incentive Bonus Plan (the “Executive Bonus Plan”). No change was made from 2011. In setting the target bonus levels, the Committee considered, among other factors, alignment of executive compensation with creation of shareholder value. The following table sets forth the target bonus levels for 2012:

Target Bonus as a Percentage of Base Pay
James J. Kim	135%
Executive Chairman(1)
Kenneth T. Joyce	135
President and Chief Executive Officer
Joanne Solomon	85
Executive Vice President and Chief Financial Officer
Gil C. Tily	85
Executive Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary
JooHo Kim	75
President, Amkor Technology Korea and Executive Vice President, Worldwide Manufacturing Operations
Michael J. Lamble	75
Executive Vice President, Global Sales and Marketing

(1)

While Mr. James J. Kim is not one of our executive officers, he has been included here as his incentive compensation for 2012 was established based on the same performance criteria approved by the Compensation Committee for our executive officers.

Our 2012 Executive Bonus Plan provided each participant with a target bonus amount that could be earned based on achievement relative to two equally weighted goals: (i) Adjusted Gross Margin (weighted at 50%), and (ii) Adjusted Return on Invested Capital (weighted at 50%). For purposes of the 2012 bonus plan, Adjusted Gross Margin was determined based on gross profit and net sales as reported in our audited financial statements. Adjusted Return on Invested Capital was calculated as net operating profit after tax (using an assumed 20%

effective tax rate) divided by average invested capital (the sum of average debt plus average equity minus average cash in excess of $200 million). Results for each bonus metric were adjusted for extraordinary items such as legal settlements, major factory closures, changes in deferred tax valuation allowances, goodwill impairments, gain and losses on open market bond purchases and major reductions in force, and other similar items as approved by the Compensation Committee.

The 2012 Bonus Plan used the following payout formula:

•	0% of the target bonus amount if less than the threshold targets for Adjusted Gross Margin and Adjusted Return on Invested Capital were achieved;

•

0% of the target bonus amount if the threshold target for Adjusted Gross Margin was achieved and 50% of the target bonus amount if the threshold target for Adjusted Return on Invested Capital was achieved;

•	100% of the target bonus amount if the targets for Adjusted Gross Margin and Adjusted Return on Invested Capital were achieved; and

•	125% of the target bonus amount if specified amounts in excess of the targets for Adjusted Gross Margin and Adjusted Return on Invested Capital were achieved.

Each goal is independent of the other goal, such that if threshold Adjusted Gross Margin was achieved, but threshold Return on Invested Capital was not achieved, it would have still been possible to earn a 2012 bonus. In the event that performance for either metric was greater than threshold but less than target, or was greater than the target but less than the maximum, then the payout for such target would be pro-rated on a straight line basis.

In February 2013, the Compensation Committee determined that Adjusted Gross Margin and Adjusted Return on Invested Capital were less than the required thresholds. Accordingly, no cash bonuses were paid to the named executive officers or Mr. James J. Kim in respect of 2012 performance.

Long-term Incentive Compensation

Prior to 2008, Amkor generally made stock option grants to executives on an annual basis with time-based vesting requiring continued service through each vesting date, although options were not granted each year. The primary purpose of stock option grants at Amkor is to align all executives with each other and stockholders with a common goal of long-term stockholder value creation. Amkor believes that stock options motivate executives by allowing them to share in the value they create for stockholders. Amkor believes that stock options issued with exercise prices equal to fair market value on the date of grant that have a time-based vesting requirement can be an effective retention and incentive tool because the stock options only produce value to the extent that the employee continues to be employed by us and the stock price increases, which in turn creates value for all stockholders. No options were granted to our named executive officers in 2012.

Since 2008, Amkor has generally made restricted stock awards to executives on an annual basis, with time-based vesting requiring continued service through each vesting date. Similar to stock options, the primary purpose of restricted stock grants at Amkor is to align all executives with each other and stockholders with a common goal of long-term stockholder value creation. It is the Compensation Committee’s view that restricted stock grants are an appropriate incentive compensation tool because they provide a base level of long-term incentive compensation vesting over time that promotes the retention of key employees and ties executive compensation to the creation of long-term stockholder value through appreciation in the Company’s stock price.

The Chief Executive Officer typically consults with other senior executive officers and our Executive Chairman regarding his recommendations for the number of stock option and restricted stock awards granted to our executive officers (other than the Chief Executive Officer), and the frequency of grants. The Compensation Committee, with the assistance of its compensation consultant, reviews the recommendations from the Chief Executive Officer, and makes adjustments as it deems appropriate. Although a number of factors are considered, the number of stock option and restricted stock awards granted to our executive officers is determined on a case-by-case, discretionary basis, rather than on a formula basis. Factors considered include individual performance potential, retention and competitive market-based compensation packages. The number of stock option and restricted stock awards granted to our Chief Executive Officer, and the frequency of grants to him, is determined in the discretion of the Compensation Committee.

In October 2012, the Compensation Committee considered different types of long-term incentive vehicles and determined that it would be appropriate to grant restricted stock to the executive officers as an element of their total 2012 compensation package. The Compensation Committee believes that such grants were appropriate in order to provide a retention tool and to reward the named executive officers’ efforts in 2012 during difficult economic conditions in the semiconductor industry (including in recognition of the Company’s success in establishing a leadership position in the smart phone and tablet market and its status as the top supplier to its largest customer).

Accordingly, the Compensation Committee approved the following restricted stock awards to our named executive officers in 2012.

Name	Shares
Kenneth T. Joyce	60,000
Joanne Solomon	30,000
Gil C. Tily	35,000
JooHo Kim	30,000
Michael J. Lamble	30,000

The shares of restricted stock were awarded under the 2007 Equity Plan, a copy of which was filed with the SEC with our 2012 Proxy Statement. The shares will vest (subject to the executives’ continued employment) as follows: 25% of the shares will vest on the first anniversary of the grant date, and quarterly thereafter, such that 100% of the shares will become vested on the fourth anniversary of the award date.

Timing of Grants

The Compensation Committee has not granted, nor does it intend in the future to grant, stock options to executives in anticipation of the release of material nonpublic information that is likely to result in changes to the price of our common stock, such as a significant positive or negative earnings announcement. In addition, discretionary stock option grants may not be made during certain “blackout” periods established in connection with the public release of earnings information. Similarly, the Compensation Committee has not timed, nor does it intend in the future to time, the release of material nonpublic information based on stock option grant dates.

Other Compensation Elements

Health and Welfare Benefits.    Our executives are eligible to participate in benefit programs that are generally available to substantially all salaried, full-time employees, as determined by the country of their employment.

Retirement and Expatriate Benefits.    We do not have a pension plan in place for U.S. employees or executives. We do offer a tax-qualified 401(k) plan that, subject to Internal Revenue Service (“IRS”) limits, allows U.S. executives and employees to contribute a portion of their cash compensation on a pre-tax basis to an account that is eligible to receive matching contributions. Generally, after one year of employment, we match employee contributions at a rate of 75% of the amount of compensation deferred by the participant, up to a maximum matching contribution of $6,000 per year. The match vests ratably over a participant’s first three years of service.

Our Korean employees participate in a severance program in Korea. This severance program provides participants with a one-time lump sum benefit at the time of separation, which benefit is calculated based on average monthly salary, years of service and seniority. In connection with Mr. JooHo Kim’s assignment to serve in Korea as our Executive Vice President of Worldwide Manufacturing Operations and President of Amkor Technology Korea, Mr. Kim is eligible to participate in this program.

Mr. JooHo Kim also receives other benefits in respect of his expatriate assignment to Korea that are consistent with our policies for expatriates generally, including a housing allowance, incremental expatriate payments and certain tax related payments that are made on his behalf.

Perquisites and Personal Benefits.    In addition to the health and welfare benefits generally available to all salaried, full-time employees, Amkor also pays for our executive officers to obtain an annual medical screening. As is customary for senior executives in Korea, we also provide Mr. JooHo Kim with a company-paid car. Although they make up a small portion of total compensation for our named executive officers, the purpose of these compensation elements is to promote the continuous well-being of our executives, and to ensure that our most critical employees are able to devote their attention to our ongoing success.

Stock Ownership Guidelines

Our executive officers, including our named executive officers, are expected to own shares of our common stock equal in value to a multiple of the executive’s salary or a specified number of shares, whichever is less. The Chief Executive Officer is expected to hold the lesser of 100% of his annual base salary or 100,000 shares. Each other executive officer of the Company is expected to hold the lesser of 50% of his/her annual base salary or 50,000 shares. Executive officers have five years from the date on which they were appointed as an executive officer or the adoption of the guidelines (whichever is later) to achieve this ownership level.

Non-employee directors are expected to own shares of our common stock equal in value to three times their annual retainer. Directors have five years from the date on which they joined the Board or the adoption of the guidelines (whichever is later) to achieve this ownership level.

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code imposes limitations on the deductibility for federal income tax purposes of compensation over $1 million paid to our Chief Executive Officer and our three most highly paid executive officers (other than our Chief Executive Officer and Chief Financial Officer) in a taxable year. Compensation above $1 million may only be deducted if it is “performance-based compensation” within the meaning of the Internal Revenue Code. The Compensation Committee is aware of these limitations when structuring executive compensation. However, we retain the flexibility to pay compensation that is not entirely deductible where the Compensation Committee determines doing so to be appropriate.

For accounting purposes equity awards are measured at their fair value at the date of grant with the resulting compensation expense recognized ratably over the service period which is generally the vesting period of the award.

Report of the Compensation Committee of the Board of Directors

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis for the year ended December 31, 2012. Based on the review and discussions, the Compensation Committee recommended to the Board of Directors, and the Board of Directors has approved, that the Compensation Discussion and Analysis be included in this Proxy Statement on Schedule 14A.

This report is submitted by the Compensation Committee.

Winston J. Churchill, Chair

Roger A. Carolin

Robert R. Morse

2012 Summary Compensation Table

The following table sets forth compensation earned for services rendered to us and our subsidiaries during each of the last three years by our Principal Executive Officer, Principal Financial Officer, and our three most highly compensated executive officers (other than our Principal Executive Officer and Principal Financial Officer) who were serving as executive officers at the end of 2012.

Name and Principal Position	Year	Salary($)	Stock Awards($)(1)	Non-Equity Incentive Plan Compensation($)(2)	All Other Compensation($)(3)	Total($)
Kenneth T. Joyce	2012	$725,000	$265,200	$—	$6,000	$996,200
President and	2011	721,154	616,800	391,500	6,000	1,735,454
Chief Executive Officer	2010	675,000	238,400	810,000	6,000	1,729,400
Joanne Solomon	2012	425,000	132,900	—	6,000	563,900
Executive Vice President and	2011	423,846	231,300	144,500	6,000	805,646
Chief Financial Officer	2010	405,962	119,200	334,560	6,000	865,722
Gil C. Tily	2012	580,000	155,050	—	15,657	750,707
Executive Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary	2011	577,693	269,850	197,200	6,000	1,050,743
	2010	544,231	149,000	396,000	6,000	1,095,231

JooHo Kim	2012	500,000	132,900	—	474,641	1,107,541
President, Amkor Technology Korea and Executive Vice President, Corporate Worldwide Manufacturing Operations	2011	496,154	231,300	150,000	592,842	1,470,296
	2010	450,000	119,200	324,000	288,270	1,181,470

Michael J. Lamble	2012	500,000	132,900	—	11,000	643,900
Executive Vice President, Global Sales and Marketing	2011	445,096	231,300	138,750	9,500	824,646

Notes

(1)

The amounts in the Stock Awards column reflect the aggregate grant date fair value of restricted stock awards for the years ended December 31, 2012, 2011 and 2010, calculated in accordance with FASB ASC 718 and excluding the impact of estimated forfeitures related to service-based vesting conditions. Assumptions used in the calculation of these amounts are included in Note 3 to our Consolidated Financial Statements included in our Annual Report on Form 10-K filed with the SEC on March 8, 2013. These amounts reflect the accounting expense for these awards, and do not correspond to the actual value, if any, that will be recognized by the named executive officers.

(2)	Represents amounts paid pursuant to the terms of our annual bonus plans with respect to the years ended December 31, 2012, 2011 and 2010.

(3)	See the All Other Compensation Table below for additional information.

2012 All Other Compensation Table

All Other Compensation amounts in the Summary Compensation Table consist of the following:

Name		Auto Fringe(1)		Tax Related Payments		401(K) Match(2)	Collective Insurance by Company(3)		Insurance Obligated by Government(4)		Executive Medical Exam(5)	Expatriate Housing Allowance		Expatriate Payment		Total
Kenneth T. Joyce	2012	$—		$—		$6,000	$—		$—		$—	$—		$—		$6,000
	2011	—		—		6,000	—		—		—	—		—		6,000
	2010	—		—		6,000	—		—		—	—		—		6,000

Joanne Solomon	2012	—		—		6,000	—		—		—	—		—		6,000
	2011	—		—		6,000	—		—		—	—		—		6,000
	2010	—		—		6,000	—		—		—	—		—		6,000

Gil C. Tily	2012	—		—		6,000	—		—		9,657	—		—		15,657
	2011	—		—		6,000	—		—		—	—		—		6,000
	2010	—		—		6,000	—		—		—	—		—		6,000

JooHo Kim	2012	21,851	(6)	213,644	(6)(7)	6,000	146	(6)	—		—	108,000	(7)	125,000	(7)	474,641
	2011	22,870	(6)	285,852	(6)(7)	6,000	70	(6)	17,488	(6)	—	126,000	(7)	134,562	(7)	592,842
	2010	13,016	(6)	31,279	(6)(7)	6,000	70	(6)	25,266	(6)	—	99,000	(7)	113,639	(7)	288,270
Michael J. Lamble	2012	—		—		6,000	—		—		5,000	—		—		11,000
	2011	—		—		6,000	—		—		3,500	—		—		9,500

Notes

(1)	Represents the cost to us for automobile related items including repairs, fuel, tolls, parking fees and insurance premiums.

(2)	Represents our matching contributions to the participants’ 401(k) accounts.

(3)	Represents supplemental company-paid collective insurance premiums for a policy where we are not the beneficiary.

(4)	Represents supplemental company-paid premiums for insurance for which we are not the beneficiary (as obligated by the Korean government).

(5)	Represents the cost to us of a comprehensive annual physical examination made available to our executive officers.

(6)	Converted from Korean Won based on the average exchange rate for the years ended December 31, 2012, 2011 and 2010.

(7)	Represents payments made to Mr. Kim in 2012, 2011 and 2010 in respect of his expatriate assignment, paid consistent with company policy for expatriate employees.

Grants of Plan-Based Awards in 2012

The following table sets forth certain information with respect to each award granted to the named executive officers under any plan for the year ended December 31, 2012.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Numbers of Shares of Stock (#)(2)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Kenneth T. Joyce	11/6/2012	—	—	—	60,000	265,200
	2/7/2012	489,375	978,750	1,223,438	—	—
Joanne Solomon	11/1/2012	—	—	—	30,000	132,900
	2/7/2012	180,625	361,250	451,563	—	—
Gil C. Tily	11/1/2012	—	—	—	35,000	155,050
	2/7/2012	246,500	493,000	616,250	—	—
JooHo Kim	11/1/2012	—	—	—	30,000	132,900
	2/7/2012	187,500	375,000	468,750	—	—
Michael J. Lamble	11/1/2012	—	—	—	30,000	132,900
	2/7/2012	187,500	375,000	468,750	—	—

Notes

(1)

Represents each named executive officer’s threshold, target and maximum bonus opportunity under the Executive Bonus Plan for 2012. As described above, no bonuses were paid to the named executive officers in respect of 2012 under the Executive Bonus Plan.

(2)

Represents restricted shares awarded to the named executive officer in 2012 under the Equity Incentive Plan. The shares will vest (subject to the executives’ continued employment) as follows: 25% of the shares will vest on the first anniversary of the grant date, and quarterly thereafter, such that 100% of the shares will become vested on the fourth anniversary of the grant date. These shares also vest upon death, disability or a change in control.

(3)	The amounts shown consist of the grant date fair value of stock awards, which equals the number of shares granted, multiplied by the closing price of our common stock on the grant date.

Outstanding Equity Awards at Year-End

The following table shows the number of shares covered by both exercisable and non-exercisable stock options and restricted stock grants held by our named executive officers as of December 31, 2012.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price($)	Option Expiration Date	Number of Shares or Units of Stock, That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Kenneth T. Joyce	70,000	—	10.79	2/22/2013	—		—
	100,000	—	12.40	6/26/2013	—		—
	45,000	—	5.31	11/12/2014	—		—
	30,000	—	7.00	2/13/2016	—		—
	60,000	—	11.29	2/19/2018	—		—
	—	—	—	—	7,882	(1)(5)	33,420
	—	—	—	—	30,314	(2)(5)	128,531
	—	—	—	—	60,000	(3)	254,400
Joanne Solomon	5,000	—	10.79	2/22/2013	—		—
	7,000	—	12.40	6/26/2013	—		—
	5,000	—	14.21	9/30/2013	—		—
	6,000	—	5.71	10/27/2014	—		—
	4,000	—	7.00	2/13/2016	—		—
	50,000	—	8.42	11/13/2017	—		—
	—	—	—	—	5,834	(1)	24,736
					16,875	(2)	71,550
	—	—	—	—	30,000	(4)	127,200
Gil C. Tily	75,000	—	10.97	8/6/2017
	—	—	—	—	7,292	(1)	30,918
	—	—	—	—	19,688	(2)	83,477
	—	—	—	—	35,000	(4)	148,400
JooHo Kim	7,000	—	10.79	2/22/2013	—		—
	20,000	—	12.40	6/26/2013	—		—
	130,000	—	17.39	1/30/2014	—		—
	20,000	—	5.31	11/12/2014	—		—
	12,500	—	7.00	2/13/2016	—		—
	40,000	—	8.67	12/14/2017	—		—
	—	—	—	—	3,948	(1)(5)	16,740
	—	—	—	—	9,533	(2)(5)	40,420
	—	—	—	—	30,000	(4)	127,200
Michael J. Lamble	70,000	—	12.40	6/26/2013	—		—
	20,000	—	10.79	9/5/2013	—		—
	25,000	—	5.71	10/27/2014	—		—
	12,500	—	7.00	2/13/2016	—		—
	45,000		8.67	12/14/2017	—		—
	—	—	—	—	3,696	(1)(5)	15,671
	—	—	—	—	10,686	(2)(5)	43,309
	—	—	—	—	30,000	(4)	127,200

Notes

(1)	With 25% of the shares subject to the grant vesting on the first anniversary of the grant date, and 1/48th of the shares subject to the grant vesting monthly thereafter.

(2)	With 25% of the shares subject to the grant vesting on the first anniversary of the grant date, and 1/16th of the shares subject to the grant vesting quarterly thereafter.

(3)

With 25% of the shares subject to the grant vesting on the first anniversary of the grant date, and 1/16th of the shares subject to the grant vesting quarterly thereafter. This grant does not automatically vest upon retirement.

(4)

With 25% of the shares subject to the grant vesting on the first anniversary of the grant date, and 1/16th of the shares subject to the grant vesting quarterly thereafter. This grant does not automatically vest upon retirement.

(5)	Does not include shares withheld for payment of taxes due to retirement eligibility.

2012 Option Exercises and Stock Vested

	Stock Awards
Name	Number of Shares Acquired on Vesting(#)	Value Realized on Vesting ($)
Kenneth T. Joyce	45,000	250,050
Joanne Solomon	18,125	100,060
Gil C. Tily	21,562	118,830
JooHo Kim	18,125	100,060
Michael J. Lamble	18,125	100,060

Potential Payments Upon Termination or Change in Control

None of our U.S. executives has a pension benefit or post-retirement health coverage arrangement provided by Amkor.

Mr. JooHo Kim participates in a severance benefit program under which Korean executives are entitled to a one-time lump sum benefit at the time of separation. This amount is calculated based on average monthly salary, years of service and seniority. Under this severance benefit, Mr. Kim will be entitled to certain benefits upon termination of his employment with Amkor, as follows:

	Event
Compensation Component	Voluntary Resignation	Early Retirement	Normal Retirement(1)	Involuntary Not for Cause	For Cause Termination	Change-in Control	Death	Disability
Korean Severance Plan(1)(2)	$940,762	$940,762	$940,762	$940,762	$940,762	$940,762	$940,762	$940,762
Form of Payment(3)	Lump Sum	Lump Sum	Lump Sum	Lump Sum	Lump Sum	Lump Sum	Lump Sum	Lump Sum

Notes

(1)	There is no normal retirement age for executives under the Korean Severance Plan. The values presented assume Mr. Kim’s termination of employment at December 31, 2012.

(2)	The exchange rate from Korean Won to U.S. dollars was based on the spot rate on December 31, 2012.

(3)

Mr. Kim’s benefit is payable in the form of a lump sum which is calculated directly based on average monthly salary, years of service and seniority on the date of separation. The lump sum is payable immediately upon separation without any adjustment. As such, there is no conversion of an annuity to a lump sum and, thus, no need for assumptions concerning either mortality or a discount rate.

Post Employment Compensation

As described in the Compensation Discussion and Analysis above, our named executive officers are employees at will and do not have employment, change-in-control or severance agreements with us. The information and related tables presented below reflect the amount of compensation that would become payable to our named executive officers upon certain events if the named executive officer’s employment had terminated, or a change in control had occurred, on December 31, 2012. The figures shown are based on Amkor’s closing stock price on that date and any actual amounts paid under these scenarios, should they occur in the future, may be different. For purposes of this section, we have excluded amounts that would become payable under programs that are generally available to Amkor’s salaried employees (e.g., our 401(k) plan and company-provided life insurance).

Cash Payments upon Termination of Service

Amkor does not have any executive contracts or agreements that provide for cash severance payments for terminations of any kind for U.S.-based executives. Furthermore, there is no policy that obligates us to pay severance under any circumstances. In the past, we have had an informal and discretionary practice regarding severance payments where employees whose service is involuntarily terminated due to a reduction in force have generally received three weeks of base salary pay for their first year of service and one week of base salary for every year of service thereafter. This practice and formula has been used typically for non-executive officers. For executives, informal and discretionary past practice has generally ranged from providing six to twelve months of base salary and in one case, approximately 24 months. As described above, Mr. JooHo Kim participates in a severance benefit plan whereby he will be entitled to certain benefits upon termination of employment with Amkor.

Treatment of Equity upon Termination and Change in Control

The following table shows the additional vesting, if any, for unvested equity awards and the exercise periods for vested stock option awards, if applicable, should the following events occur.

Treatment of Outstanding Stock Options and Restricted Stock upon Various Events
Voluntary Resignation	Normal Retirement(1)	Involuntary Not for Cause	For Cause Termination	Change in Control	Death	Disability

No additional vesting of Restricted Stock; up to 3 months to exercise Stock Options	Accelerated vesting of Pre-2012 Restricted Stock; up to 12 months to exercise vested Stock Options	No additional vesting of Restricted Stock; up to 3 months to exercise vested Stock Options	No additional vesting of Restricted stock; up to 3 months to exercise vested Stock Options	Accelerated vesting of Restricted (if not assumed) Stock; up to 90 days to exercise vested Stock Options	Accelerated vesting of Restricted Stock; up to 12 months to exercise vested Stock Options	Accelerated vesting of Restricted Stock; up to 12 months to exercise vested Stock Options

Notes

(1)

Normal Retirement is defined as termination of service on or after the date when the sum of (i) the executive’s age (rounded down to the nearest whole month), plus (ii) the number of years (rounded down to the nearest whole month) that the executive has provided services equals or is greater than seventy-five (75). The 2012 stock grants do not automatically vest upon retirement.

Based on the treatment outlined in the preceding table, the following table shows the value attributable to the acceleration of vesting for outstanding restricted stock under each event. No values are shown with respect to stock options because all stock options held by the named executive officers as of December 31, 2012 were fully vested. The value shown is based on a termination date and change in control as of December 31, 2012 using the closing price of our common stock on that date, which was $4.24.

	Gain Related to Accelerated Vesting of Restricted Stock
Name	Voluntary Resignation	Normal Retirement	Involuntary Not for Cause	For Cause Termination	Change-in Control	Death	Disability
Kenneth T. Joyce	—	$161,951	—	—	$416,351	$416,351	$416,351
Joanne Solomon	—	—	—	—	223,486	223,486	223,486
Gil C. Tily	—	—	—	—	262,795	262,795	262,795
JooHo Kim	—	57,159	—	—	184,359	184,359	184,359
Michael J. Lamble	—	60,980	—	—	188,180	188,180	188,180

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our outstanding common stock as of February 28, 2013 by:

•	each person or entity who is known by us to beneficially own 5% or more of our outstanding common stock;

•	each of our directors; and

•	each named executive officer.

Beneficial Ownership

Name and Address†	Number of Shares (a)	Percentage Ownership (%)
James J. Kim Family Group(b)	138,249,237	67.9
915 Investments LP(c)	49,594,980	24.5
915 Mt. Pleasant Road, Bryn Mawr, PA 19010
Cadian Capital Management, LLC (d)	10,567,811	6.9
535 Madison Avenue, 36th Floor, New York, NY 10022
Roger A. Carolin(e)	140,401	*
Winston J. Churchill(f)	805,722	*
Kenneth T. Joyce(g)	397,190	*
James J. Kim(h)	86,568,495	42.6
John T. Kim(i)	50,215,718	32.8
JooHo Kim(j)	292,980	*
Michael J. Lamble(k)	252,499	*
Robert R. Morse	0	*
John F. Osborne(l)	104,001	*
Joanne Solomon(m)	144,265	*
Gil C. Tily(n)	157,445	*
James W. Zug(o)	151,768	*
All directors and executive officers (12 individuals)(p)	139,230,484	68.0

Notes

*	Represents less than 1%.

†	Unless otherwise indicated, the address for each listed person is c/o Amkor Technology, Inc., 1900 South Price Road, Chandler, Arizona 85286.

(a)

The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended. The information is not necessarily indicative of beneficial ownership for any other purpose. Under this rule, beneficial ownership includes any share over which the individual or entity has voting power or investment power. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of our common stock subject to options held by that person that will become exercisable within 60 days of February 28, 2013 are deemed outstanding. In addition, in computing the number of shares beneficially owned with respect to the James J. Kim Family Group (as defined below in footnote (b)), James J. Kim, and John T. Kim, shares issuable upon conversion of notes are deemed to be issued. Unless otherwise indicated, each person or entity has sole voting and investment power with respect to shares shown as beneficially owned.

(b)

Mr. James J. Kim, our Executive Chairman of the Board of Directors, members of Mr. Kim’s immediate family and affiliates own directly approximately 87,899,000 shares, or approximately 57%, of our outstanding common stock. Approximately 13,351,000 of these shares (the “2013 Convert Shares”) were acquired upon the conversion in January 2011 of all $100.0 million of our 6.25% Convertible Subordinated Notes due 2013. The James J. Kim Family Group (as defined below) also has options to acquire approximately 755,000 shares and owns $150.0 million of our 6.0% Convertible Senior Subordinated Notes due 2014 (the “2014 Notes”) that are convertible into approximately 49,595,000 shares of common stock (the “2014 Convert Shares”) at a conversion price of approximately $3.02 per share. If the options are exercised and the 2014 Notes are converted, the James J. Kim Family Group would own an aggregate of approximately 138,249,000 shares, or approximately 68% of our outstanding common stock.

The 2013 Convert Shares and the 2014 Convert Shares are each subject to separate voting agreements that require the Kim family to vote these respective shares in a “neutral manner” on all matters submitted to Amkor stockholders for a vote, so that such 2013 Convert Shares and 2014 Convert Shares are voted in the same proportion as all of the other outstanding securities (excluding the other shares owned by the Kim family) that are actually voted on a proposal submitted to Amkor’s stockholders for approval. James J. Kim and his affiliate are not required to vote in a “neutral manner” any 2013 Convert Shares or 2014 Convert Shares that, when aggregated with all other voting shares held by James J. Kim and his affiliate, represent 41.6% or less of the total then-outstanding voting shares of Amkor common stock. The voting agreement for the 2013 Convert Shares terminates upon the earliest of (i) December 1, 2013, (ii) the date as of which no principal amount of the 2013 Notes or any 2013 Convert Shares remain outstanding, (iii) a change of control transaction (as defined in the voting agreement), or (iv) the mutual agreement of James J. Kim, 915 Partnership, LP and Amkor. The voting agreement for the 2014 Convert Shares terminates upon the earliest of (i) as the date as of which no principal amount of the 2014 Notes remains outstanding and James J. Kim and his affiliate no longer beneficially own any of the 2014 Convert Shares, (ii) consummation of a change of control (as defined in the voting agreement), or (iii) the mutual agreement of James J. Kim, 915 Partnership, LP and Amkor.

As reported by James J. Kim and other reporting persons on a Schedule 13D/A filed with the SEC on March 29, 2013 (the “Kim Schedule 13D”), 138,249,237 shares shown as beneficially owned includes 54,612,748 shares held by James J. Kim individually, of which 655,000 shares are issuable upon exercise of stock options that will become exercisable within 60 days of February 28, 2013, and 49,594,980 shares are issuable upon conversion of the 2014 Notes that are convertible at any time prior to the maturity date and are held by 915 Investments, LP, a partnership in which James J. Kim is the sole general partner (the “915 Partnership”); 31,955,747 shares held by James J. Kim in his capacity as trustee of certain trusts established for the benefit of certain of his descendants, each of which is so named and so designated in the Kim Schedule 13D (the “Kim Trusts”), of which 29,998,397 shares are subject to shared voting power and 1,957,350 shares are subject to sole voting power and 31,955,747 shares are subject to shared investment power; 23 shares held by his spouse, Agnes C. Kim; 6,289,832 shares held by John T. Kim individually, of which 100,001 shares are issuable upon exercise of stock options that will become exercisable within 60 days of February 28, 2013 and 6,189,831 shares are subject to shared voting and investment power; 43,925,886 shares held by John T. Kim in his capacity as trustee of certain Kim Trusts as named and so designated in the Kim Schedule 13D, of which 41,653,536 shares are subject to shared voting power and all of which are subject to shared investment power; 6,189,831 shares held by David D. Kim individually, all of which are subject to shared voting and investment power; 22,183,322 shares held by David D. Kim in his capacity as trustee of certain Kim Trusts as named and so designated in the Kim Schedule 13D, of which 2,698,513 shares are subject to shared voting and investment power; 6,189,831 shares held by Susan Y. Kim individually, all of which are subject to shared voting and investment power; 36,206,904 shares held by Susan Y. Kim in her capacity as trustee of certain Kim Trusts as named and so designated in the Kim Schedule 13D, of which 35,891,904 shares are subject to shared voting power; 36,206,904 shares are subject to shared investment power and 315,000 shares are subject to sole voting power; 1,150,000 shares held by The James and Agnes Kim Foundation, Inc. (the “Foundation”); and 6,189,831 shares held by Sujoda Investments, LP, a partnership established for the benefit of members of the James J. Kim family (the “Sujoda Partnership”).

The 2014 Notes referenced herein were purchased by an affiliate of James J. Kim and on April 1, 2009 and are described more fully in the “Related Party Transactions” section above. To date the 2014 Notes have not been converted.

Each of the individuals named above in this footnote (b) (individually and as trustee of any Kim Trusts), the Sujoda Partnership, the 915 Partnership, the Foundation and the Kim Trusts may be deemed members of a group under Section 13(d) of the Exchange Act consisting of members of James J. Kim’s family, the Kim Trusts, the Sujoda Partnership, the 915 Partnership and the Foundation (collectively, the “James J. Kim Family Group”), who each may exercise voting and/or investment power in one or more capacities with respect to the shares of common stock in concert with other members of the James J. Kim Family Group. None of the trust agreements for the Kim Trusts prohibit the trustees of such trusts from voting the shares of common stock of the Company held by them, in their discretion, in concert with members of the James J. Kim Family Group. James J. and Agnes C. Kim are husband and wife. James J. and Agnes C. Kim are parents of Susan Y. Kim, David D. Kim and John T. Kim. John T. Kim is the parent of Allyson Lee Kim and Jason Lee Kim and is the co-trustee of each of his children’s trusts along with Susan Y. Kim other than the two identified below. Susan Y. Kim is the parent of Alexandra Kim Panichello, Jacqueline Mary Panichello and Dylan James Panichello and is the co-trustee of each of her children’s trusts along with John T. Kim other than the trust identified below. David D. Kim is co-trustee of the James J. Kim 2008 Trust FBO Descendants of David D. Kim dated 2/5/08, along with John T. Kim and Susan Y. Kim, and the Irrevocable Deed of Trust of James J. Kim f/b/o Children of David D. Kim dated 11/11/05, along with John T. Kim. James J. Kim and Susan Y. Kim are co-trustees of the James J. Kim 2011 Qualified Annuity Trust dated 3/24/11 and the Susan Y. Kim 2012 Irrevocable Trust U/A dated 7/26/12. James J. Kim and John T. Kim are co-trustees of the John T. Kim 2012 Generation-Skipping Trust U/A dated 12/11/12 and the John T. Kim Irrevocable Trust U/A dated 12/11/12. The trustees of each Kim Trust may be deemed to be the beneficial owners of the shares held by such Kim Trust. Of the trusts named in the Schedule 13D, three trusts individually own more than five percent of the outstanding shares of common stock: the Susan Y. Kim 2012 Irrevocable Trust U/A dated 7/26/12, the David T. Kim Trust 12/31/87 and the John T. Kim Irrevocable Trust U/A dated 12/11/12 which own 7.4%, 12.7% and 11.2%, respectively.

James J. Kim, as general partner of the 915 Partnership, has voting and investment power with respect to all of the securities held by the 915 Partnership. Sujoda Management, LLC is the general partner of Sujoda Partnership. The sole members of Sujoda Management LLC are John T. Kim, Susan Y. Kim and David D. Kim. In addition, all of the directors and officers of the Foundation are members of the James J. Kim Family Group. Accordingly, the 915 Partnership, the Sujoda Partnership and the Foundation might each be expected to vote its shares of common stock in concert with the other members of the James J. Kim Family Group.

James J. Kim, the Foundation, Irrevocable Deed of Trust of James J. Kim for Jacqueline Mary Panichello dated 10/3/94, Irrevocable Deed of Trust of James J. Kim for Alexandra Kim Panichello dated 12/24/92, Irrevocable Deed of Trust of James J. Kim for Dylan James Panichello dated 10/15/01, Irrevocable Deed of Trust of James J. Kim for Allyson Lee Kim dated 10/15/01, Irrevocable Deed of Trust of James J. Kim FBO Jason Lee Kim dated 11/17/03 and Irrevocable Deed of Trust of James J. Kim f/b/o Children of David D. Kim dated 11/11/05 (collectively, the “2005 Investors”) previously held $100 million aggregate principal amount of the Company’s 6.25% Convertible Subordinated Notes due 2013, which was converted into common shares on January 19, 2011 (the “2005 Converted Shares”). The 2005 Investors are party to a voting agreement with the Company dated as of November 18, 2005 described above and in the Kim Schedule 13D. James J. Kim and the 915 Partnership are party to a voting agreement with the Company dated March 26, 2009 described above and in the Kim Schedule 13D (the “2009 Voting Agreement”).

The James J. Kim Family Group may be deemed to have beneficial ownership of 138,249,237 shares or approximately 68% of the outstanding shares of common stock. Each of the foregoing persons stated that the filing of their beneficial ownership reporting statements shall not be construed as an admission that such person is, for the purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of the shares of common stock reported as beneficially owned by the other such persons.

(c)

As reported by the Kim Schedule 13D, this number represents 49,594,980 shares issuable upon conversion of the 2014 Notes that are convertible at any time prior to the maturity date, which are described in more detail in footnote (b) and are subject to the 2009 Voting Agreement described in such footnote. To date the 2014 Notes have not been converted.

(d)	As reported by Cadian Capital Management, LLC on a Schedule 13G filed on February 14, 2013.

(e)	Includes 100,001 shares issuable upon the exercise of stock options that will become exercisable by Mr. Carolin within 60 days of February 28, 2013.

(f)

Includes 115,001 shares issuable upon the exercise of stock options that will become exercisable by Mr. Churchill within 60 days of February 28, 2013, and 679,521 shares held by SCP Private Equity Partners II, L.P. (“SCP”). Mr. Churchill is a limited partner of SCP Private Equity II General Partner, L.P., the managing general partner of SCP, and of the general partners of such general partner. Mr. Churchill is also a member of the investment committee which approves SCP’s investments. Accordingly, Mr. Churchill may be deemed to have voting and dispositive power and beneficially own the shares held by SCP and its affiliates. Mr. Churchill disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

(g)

Includes 235,000 shares issuable upon the exercise of stock options that will become exercisable by Mr. Joyce within 60 days of February 28, 2013 and 140,911 shares of restricted stock that are subject to transfer restrictions.

(h)

Includes 655,000 shares issuable upon the exercise of options that will become exercisable within 60 days of February 28, 2013, and 49,594,980 shares issuable upon conversion of the 2014 Notes that are convertible at any time prior to the maturity date and 31,955,747 shares held by Mr. Kim in his capacity as trustee of certain Kim Trusts. Does not include 23 shares owned by Agnes C. Kim, Mr. Kim’s spouse, of which Mrs. Kim has sole voting and investment power. Mr. James J. Kim disclaims beneficial ownership of such 23 shares and shares held in his capacity as trustee.

(i)

Includes 100,001 shares that are issuable upon exercise of stock options that will become exercisable within 60 days of February 28, 2013, 6,189,831 shares that are subject to shared voting and investment power and 43,925,886 shares held by John T. Kim in his capacity as trustee of certain Kim Trusts, of which 41,653,536 shares are subject to shared voting power, and 43,925,886 shares are subject to shared investment power (to which John T. Kim disclaims beneficial ownership).

(j)

includes 222,500 shares issuable upon the exercise of stock options that will become exercisable by Mr. JooHo Kim within 60 days of February 28, 2013 and 60,457 shares of restricted stock that are subject to transfer restrictions.

(k)

Includes 172,500 shares issuable upon the exercise of stock options that will become exercisable by Mr. Lamble within 60 days of February 28, 2013 and 61,371 shares of restricted stock that are subject to transfer restrictions.

(l)	Includes 66,667 shares issuable upon the exercise of stock options that will become exercisable by Mr. Osborne within 60 days of February 28, 2013.

(m)

Includes 72,000 shares issuable upon the exercise of stock options that will become exercisable by Ms. Solomon within 60 days of February 28, 2013 and 69,512 shares of restricted stock that are subject to transfer restrictions.

(n)

Includes 75,000 shares issuable upon the exercise of stock options that will become exercisable by Mr. Tily within 60 days of February 28, 2013 and 82,445 shares of restricted stock that are subject to transfer restrictions.

(o)	Includes 110,001 shares issuable upon the exercise of stock options that will become exercisable by Mr. Zug within 60 days of February 28, 2013.

(p)

Includes 1,923,671 shares issuable upon the exercise of stock options that will become exercisable within 60 days of February 28, 2013, 414,696 shares of restricted stock that are subject to transfer restrictions and 49,594,980 shares issuable upon the conversion of convertible notes.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership on Form 3 and changes in ownership on Forms 4 or 5 with the SEC. Such officers, directors and ten-percent stockholders are also required by SEC rules to furnish Amkor with copies of all forms that they file pursuant to Section 16(a).

Based solely on our review of the copies of such forms received by us, or written representations from certain reporting persons that no other reports were required for such persons, Amkor believes that all Section 16(a) filing requirements applicable to our officers, directors and ten-percent stockholders were complied with in a timely fashion during 2012.

PROPOSAL TWO

ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our stockholders to vote to approve, on an advisory or nonbinding basis, the compensation of our named executive officers as disclosed in accordance with the SEC’s rules in the “Executive Compensation” section of this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation as a whole. This vote is not intended to address any specific item of compensation or any specific named executive officer, but rather the overall compensation of all of our named executive officers and the philosophy, policies and practices described in this proxy statement.

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board of Directors. The say-on-pay vote will, however, provide information to us regarding investor sentiment about our executive compensation philosophy, policies and practices, which the Compensation Committee will be able to consider when determining executive compensation for the remainder of the current fiscal year and beyond. Our Board of Directors and our Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

We believe that the information provided within the Executive Compensation section of this proxy statement demonstrates that our executive compensation program was designed appropriately and is working to ensure management’s interests are aligned with our stockholders’ interests to support long-term value creation. Accordingly, we are asking our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables, the narrative discussion and the other related disclosure.”

The Board unanimously recommends a vote FOR the advisory (non-binding) vote approving the compensation of our named executive officers as described in this proxy statement. The affirmative vote of the holders of a majority of the shares present and entitled to vote is necessary for approval.

PROPOSAL THREE

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has approved the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2013.

PricewaterhouseCoopers has served as our independent registered public accounting firm since 2000. The Board of Directors expects that representatives of PricewaterhouseCoopers will attend the Annual Meeting to make a statement if they desire to do so, and will be available to respond to appropriate questions.

We are asking our stockholders to ratify the selection of PricewaterhouseCoopers as our independent registered public accounting firm. Although ratification is not required by our bylaws or otherwise, the Board is submitting the selection of PricewaterhouseCoopers to our stockholders for ratification as a matter of good corporate practice. If the selection is not ratified, the Audit Committee may reconsider the appointment of PricewaterhouseCoopers. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of our company and our stockholders.

The Board unanimously recommends a vote FOR the ratification of appointment of PricewaterhouseCoopers as our independent registered public accounting firm for the year ending December 31, 2013. The affirmative vote of the holders of a majority of the shares present and entitled to vote in necessary for ratification.

Fees Paid to PricewaterhouseCoopers

The following table shows the fees paid by us to PricewaterhouseCoopers LLP, our independent registered public accounting firm, or accrued by us for years 2012 and 2011.

	Year Ended December 31,
	2012	2011
	(In thousands)
Audit fees	$4,063	$3,654
Audit-related fees(1)	235	216
Tax fees(2)	370	686
All other fees(3)	3	3

	$4,671	$4,559

Notes

(1)	Audit-related fees consist of fees associated with an employee benefit plan audit and transaction services.

(2)	Tax fees consist primarily of fees associated with tax compliance, advice and planning services.

(3)	All other fees includes enterprise risk management advice in 2012 and 2011 and, in both years, includes a license fee for access to an accounting and reporting research tool.

Policy on Audit Committee’s Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Our Audit Committee is required to pre-approve the audit and non-audit services performed by our independent registered public accounting firm, PricewaterhouseCoopers, in accordance with the Amkor Audit and Non-Audit Services Pre-Approval Policy. This policy provides for pre-approval of audit, audit-related, tax services and other services specifically described by the Audit Committee. The policy also provides for the general approval of additional individual engagements, which, if they exceed certain pre-established thresholds, must be separately approved by the Audit Committee.

This policy authorizes the Audit Committee to delegate to one or more of its members pre-approval authority with respect to permitted services, provided that any such pre-approval decisions must be reported to the Audit Committee. All of the services provided by PricewaterhouseCoopers during the year ended December 31, 2012 were approved by the Audit Committee. Additionally, the Audit Committee concluded that the provision of such services by PricewaterhouseCoopers was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The role of the Audit Committee is to oversee Amkor’s accounting and financial reporting processes on behalf of the Board of Directors. The Audit Committee is comprised solely of independent directors, as defined in the Nasdaq listing standards and SEC regulations, and it operates under a written charter adopted by the Board of Directors. The Audit Committee reviews and reassesses the adequacy of the Audit Committee Charter on an annual basis.

The Audit Committee’s overall responsibility is one of oversight. Management is responsible for Amkor’s consolidated financial statements as well as for maintaining effective internal controls over financial reporting, disclosure controls and procedures, compliance with laws and regulations and applicable ethical business standards. The independent registered public accounting firm is responsible for performing audits of Amkor’s consolidated financial statement and the effectiveness of Amkor’s internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”) and issuing reports thereon. The Audit Committee met with the independent registered public accounting firm, with and without management present, to discuss the results of their audits and the overall quality of the Company’s financial reporting.

In performing its oversight function, the Audit Committee:

(1) reviewed and discussed with management Amkor’s audited consolidated financial statements for the year ended December 31, 2012;

(2) discussed with Amkor’s independent registered public accounting firm the matters required to be discussed by PCAOB auditing standard AU380; and

(3) received the written disclosures and the letter from Amkor’s independent registered public accounting firm required by the applicable requirements of the PCAOB, and has discussed with the independent registered public accounting firm such firm’s independence. The Audit Committee considered whether the provision of non-audit services by Amkor’s independent registered public accounting firm is compatible with maintaining the independence of the independent registered public accounting firm. The Audit Committee concluded that the independent registered public accounting firm is independent from Amkor and their management.

Based on all of the foregoing, the Audit Committee recommended to the Board of Directors that Amkor’s audited consolidated financial statements for the year ended December 31, 2012 be included in Amkor’s Annual Report on Form 10-K and filed with the SEC. The Audit Committee also selected PricewaterhouseCoopers as Amkor’s independent registered public accounting firm for the year ending December 31, 2013.

The foregoing report has been furnished by the following directors and members of the Audit Committee:

James W. Zug, Chair

Roger A. Carolin

Robert R. Morse

John F. Osborne

INCORPORATION BY REFERENCE

The information contained above under the captions “Report of the Compensation Committee of the Board of Directors” and “Report of the Audit Committee of the Board of Directors” shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or 14C, other than as provided therein, or to the liabilities of Section 18 of the Exchange Act of 1934, as amended, except to the extent that we specifically request such information be treated as soliciting material or specifically incorporate it by reference into a document filed under the Securities Act or Exchange Act of 1934, as amended. In addition, this Proxy Statement contains references to several website addresses. The information on these websites is not part of this Proxy Statement.

DELIVERY OF VOTING MATERIALS TO STOCKHOLDERS SHARING AN ADDRESS

To reduce the expense of delivering duplicate voting materials to our stockholders who may hold shares of Amkor common stock in more than one stock account, we are delivering only one set of the proxy solicitation materials to certain stockholders who share an address, unless otherwise requested. A separate proxy card is included in the voting materials for each of these stockholders. We will promptly deliver, upon written or oral request, a separate copy of the annual report or this proxy statement to a stockholder at a shared address to which a single copy of the documents was delivered. To obtain an additional copy, you may contact our Corporate Secretary by writing to Corporate Secretary, Amkor Technology, Inc., 1900 South Price Road, Chandler, Arizona 85286, or contact us by telephone at (480) 821-5000. Similarly, if you share an address with another stockholder and have received multiple copies of our proxy materials, you may contact us at the address or telephone number specified above to request that only a single copy of these materials be delivered to your address in the future. Stockholders sharing a single address may revoke their consent to receive a single copy of our proxy materials in the future at any time by contacting us at the address or telephone number listed above.

ANNUAL REPORT ON FORM 10-K

Our annual report on Form 10-K for the fiscal year ended December 31, 2012 is being mailed prior to or with this proxy statement to stockholders entitled to notice of the Annual Meeting.

WE WILL PROVIDE EACH BENEFICIAL OWNER OF OUR SECURITIES AS OF THE RECORD DATE WITH A COPY OF THE COMPANY’S 2012 ANNUAL REPORT ON FORM 10-K INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO, WITHOUT CHARGE, BY FIRST CLASS MAIL, PROMPTLY UPON RECEIPT OF A WRITTEN OR ORAL REQUEST FROM SUCH PERSON. SUCH REQUEST SHOULD BE DIRECTED TO AMKOR’S CORPORATE SECRETARY, AMKOR TECHNOLOGY, INC., 1900 SOUTH PRICE ROAD, CHANDLER, ARIZONA 85286, TELEPHONE: (480) 821-5000.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X

01LTYB

8 2 A V +

Annual Meeting Proxy Card

.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

+

B Non-Voting Items

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed below and FOR Proposals 2 and 3.

Change of Address — Please print new address below.

01—James J. Kim

04—Winston J. Churchill

07—John F. Osborne

02—Kenneth T. Joyce

05—John T. Kim

03—Roger A. Carolin

06—Robert R. Morse

1. Election of Directors: For Withhold For Withhold For Withhold

IMPORTANT ANNUAL MEETING INFORMATION

For Against Abstain

2. Advisory (non-binding) vote on the compensation of our

named executive officers.

3. Ratification of the appointment of PricewaterhouseCoopers

LLP as our independent registered public accounting firm for the year ending December 31, 2013.

For Against Abstain

08—James W. Zug

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ENDORSEMENT_LINE            SACKPACK

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by

1:00 a.m., Central Time, on May 8, 2013.

qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q

Vote by Internet

• Go to www.envisionreports.com/amkr

• Or scan the QR code with your smartphone

• Follow the steps outlined on the secure website

Vote by telephone

• Call toll free 1-800-652-VOTE (8683) within the USA, US territories &

Canada on a touch tone telephone

• Follow the instructions provided by the recorded message

1900 South Price Road

Chandler, Arizona 85286

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 8, 2013

The undersigned hereby appoints James J. Kim and Kenneth T. Joyce as proxies (each with power to act alone and with power of substitution) of the undersigned to represent and vote the shares of stock which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Amkor Technology, Inc.

to be held on May 8, 2013, and at any postponement or adjournment thereof, as hereinafter specified, and, in their discretion, upon such other matters as may properly come before the meeting.

IF THIS CARD IS PROPERLY EXECUTED, SHARES WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO

DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES AND FOR PROPOSALS 2 AND 3, AND IN SAID PROXIES’ DISCRETION,

REGARDING SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

You are encouraged to specify your choice by marking the appropriate boxes on the reverse side. On matters which you do not specify a choice,

your shares will be voted in accordance with the recommendation of Amkor’s Board of Directors. Please mark, sign, date and return this proxy promptly using the enclosed envelope.

CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE.

Proxy — Amkor Technology, Inc.

To our Stockholders:

You are cordially invited to attend the Annual Meeting of Stockholders of Amkor Technology, Inc. The Annual Meeting will be held on

Wednesday, May 8, 2013 at The Hilton Phoenix Chandler located at 2929 W. Frye Road, Chandler, AZ 85286, telephone number (480) 899-7400. The meeting will begin at 9:00 a.m.

The actions expected to be taken at the Annual Meeting are described in detail in the attached Proxy Statement and Notice of Annual Meeting of Stockholders.

We also encourage you to read the Annual Report. It includes information about our company, as well as our audited financial statements. A copy of our Annual Report was previously sent to you or is included with this Proxy Statement.

Please use this opportunity to take part in the affairs of Amkor by voting on the business to come before this meeting. Whether or not you plan to attend the meeting in person, please complete, sign, date and return the accompanying proxy in the enclosed postage-paid envelope or submit your proxy by internet or telephone to ensure that your shares are represented at the Annual Meeting. Returning the proxy does NOT deprive you of your right to attend the meeting and to vote your shares in person for the matters acted upon at the meeting.

Thank you for your continuing support.

Sincerely,

James J. Kim

Executive Chairman

Important Notice Regarding the Availability of Proxy Materials for the Stockholders

Meeting to Be Held on May 8, 2013. The Proxy Statement for the 2013 Annual

Meeting of Stockholders and our Annual Report to Stockholders for the year ended

December 31, 2012 are available at: www.edocumentview.com/amkr.

qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q